UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

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MeadWestvaco Corporation

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MeadWestvaco Corporation 501 South 5th Street Richmond, Virginia 23219

March 26, 2014

Dear Fellow Stockholders:

You are cordially invited to join us at the 2014 Annual Meeting of Stockholders of MeadWestvaco Corporation. The meeting will begin at 11:00 a.m., local time, on Monday, April 28, 2014. The meeting will take place in the Duke of Windsor Room of the Waldorf Astoria Hotel at 301 Park Avenue, New York, New York 10022.

Please vote on all matters listed in the enclosed Notice of 2014 Annual Meeting of Stockholders. This year our proxy materials include three proposals. Your Board of Directors recommends voting FOR Proposal 1, the election of our nine directors; FOR Proposal 2, the ratification of the appointment of our independent registered public accounting firm; and FOR Proposal 3, an advisory resolution to approve executive compensation. Please refer to the proxy statement for detailed information on each of the proposals and the Annual Meeting.

Your interest in your company as demonstrated by the representation of your shares at our Annual Meeting is a great source of strength for your company. Your vote is very important to us and, accordingly, whether or not you expect to attend the meeting, we ask that you sign, date and promptly return the enclosed proxy.

Very truly yours,

John A. Luke, Jr.

Chairman and

Chief Executive Officer

MeadWestvaco Corporation

Notice of 2014 Annual Meeting of Stockholders

The 2014 Annual Meeting of Stockholders of MeadWestvaco Corporation will be held on Monday, April 28, 2014, at 11:00 a.m., local time, at the Waldorf Astoria Hotel at 301 Park Avenue, New York, New York 10022. Stockholders will be asked to vote on the following matters:

1.	To elect the nine directors listed in the proxy statement for a term of one year each and until their successors are elected and qualified;

2.	To consider and vote upon a proposal to ratify the action of the Audit Committee of the Board of Directors in appointing PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the year 2014;

3.	To consider and vote upon an advisory resolution to approve executive compensation; and

4.	To transact other business that may properly come before the Annual Meeting.

All holders of common stock of record at the close of business on February 28, 2014 will be entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. A list of those stockholders will be available for inspection at the executive offices of MeadWestvaco and will also be available for inspection at the Annual Meeting. Whether or not you expect to be at the meeting, please sign, date and promptly return the enclosed proxy or vote by telephone or electronically, as described on the proxy card.

Brokers are not permitted to vote on the election of directors and Proposal 3 without instructions from the beneficial owner. Therefore, if your shares are held in the name of your broker, bank or other nominee, your vote is especially important this year. Unless you vote your shares, your shares will not be voted in the election of directors or Proposal 3.

By Order of the Board of Directors

Wendell L. Willkie, II

Senior Vice President, General Counsel and Secretary

March 26, 2014

Important Notice Regarding the Availability of

Proxy Materials for the Stockholder

Meeting to be Held on April 28, 2014

The proxy statement and annual report to stockholders are available at www.meadwestvaco.com/proxymaterials.

Proxy Statement

MeadWestvaco Corporation

501 South 5th Street

Richmond, Virginia 23219

Your Board of Directors (“Board”) is providing you with this Proxy Statement in connection with the Board’s solicitation of proxies for the 2014 Annual Meeting of Stockholders of MeadWestvaco Corporation (“MeadWestvaco”, “MWV” or the “company”) to be held on April 28, 2014 at 11:00 a.m., local time, at the Waldorf Astoria Hotel, 301 Park Avenue, New York, New York 10022, and any adjournment or postponement thereof. On or about March 26, 2014, we will mail the Proxy Statement, a proxy card, and the Annual Report of MeadWestvaco for the year 2013 to stockholders of record of MeadWestvaco common stock at the close of business on February 28, 2014. Although the Annual Report and Proxy Statement are being mailed together, the Annual Report should not be deemed to be part of the Proxy Statement.

Who is entitled to vote at the meeting?

Only holders of record of MeadWestvaco’s common stock at the close of business on February 28, 2014 will be entitled to vote.

What are the voting rights of the holders of MeadWestvaco common stock?

Each share of outstanding common stock will be entitled to one vote on each matter considered at the meeting.

Who can attend the meeting?

Attendance at the meeting will be limited to stockholders who are entitled to vote at the annual meeting, or their authorized representatives (not to exceed one per stockholder), management, the Board and guests of management.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum. As of the record date, February 28, 2014, 167,240,884 shares of MeadWestvaco common stock, representing the same number of votes, were outstanding. Therefore, the presence of the holders of record of common stock representing at least 83,620,443 votes will be required to establish a quorum. Abstentions and shares represented by “broker non-votes” will be counted in determining whether there is a quorum.

How do I vote?

It is important that your stock be represented at the meeting. Whether or not you plan to attend, please sign, date and return the enclosed proxy promptly in order to be sure that your shares will be voted. If you are a registered stockholder (that is, if you hold your stock in certificate form or if you participate in the MeadWestvaco Savings Plan), and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders (that is, those who hold their stock through a broker or other nominee) who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I vote by telephone or electronically?

If you are a registered stockholder, you may vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card. The deadline for voting by telephone or electronically is 1:00 a.m., Eastern Time, on April 28, 2014. If your shares are held in “street name,” please check your voting instruction form or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically.

Can I revoke my proxy or change my vote after I return my proxy card?

Yes. You may revoke your proxy or change your vote at any time before it is voted at the meeting. Regardless of the way in which you submitted your original proxy, you may revoke or change it by submitting a written revocation or a later-dated proxy to the Secretary of MeadWestvaco, voting by telephone or electronically, or by attending and voting at the Annual Meeting. If your shares are held in “street name” please check your voting instruction form or contact your broker or nominee in order to revoke or change your voting instruction.

What vote is required to approve each item?

Election of Directors.    The Board of Directors has adopted a majority vote standard in uncontested director elections. Because the company did not receive advance notice under its bylaws of any stockholder nominees for directors, the 2014 election of directors is an uncontested election. To be elected in an uncontested election, a director nominee must receive more “For” votes than “Against” votes. Abstentions and broker non-votes will have no effect on the election of directors since only votes “For” or “Against” a nominee will be counted. A broker non-vote occurs when a bank, broker or other nominee does not have authority to vote on any particular item without instructions from the beneficial owner and has not received instructions.

Effect of an Incumbent Director Not Receiving the Required Vote.     MeadWestvaco is a Delaware corporation, and under Delaware law, if an incumbent director does not receive sufficient votes to be elected, that director remains in office until the director’s successor is duly elected and qualified or until the director’s death, resignation or retirement. To address this potential outcome, the Board has adopted a director resignation policy. Under this policy, any incumbent director who is not elected in accordance with the bylaws will tender his or her resignation to the Chairman of the Board and the Nominating and Governance Committee promptly following certification of the stockholder vote. The Nominating and Governance Committee will promptly consider the resignation tendered by the director, and the Nominating and Governance Committee will recommend to the Board whether to accept the tendered resignation or reject it. In considering whether to accept or reject the tendered resignation, the Nominating and Governance Committee will consider all factors deemed relevant by the members of the Nominating and Governance Committee, including the reasons why stockholders voted “Against” the election of such director, the length of service and qualifications of the director, the director’s contributions to the company and the MeadWestvaco Corporate Governance Principles. Unless all the directors are affected, no director whose tendered resignation is under consideration will participate in the deliberative process as a member of the Nominating and Governance Committee or the process of the Board described below. The Board will act on the Nominating and Governance Committee’s recommendation within 90 days following certification of the stockholder vote. In considering the Nominating and Governance Committee’s recommendation, the Board will consider the factors considered by the Nominating and Governance Committee and such additional information deemed relevant by the Board. Following the Board’s decision, the company will promptly disclose the Board’s decision whether to accept the director’s resignation as tendered (including an explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the resignation). To the extent that one or more directors’ resignations are accepted by the Board, the Nominating and Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

Other Items.    The affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter is required to: ratify the appointment of our independent registered public accounting firm (Proposal 2); and approve an advisory resolution to approve executive compensation (Proposal 3). A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted as entitled to vote on the matter. Accordingly, an abstention will have the effect of a vote “Against”. Broker non-votes will have no effect on the outcome of votes for these items.

Although the advisory vote on Proposal 3 is non-binding, our Board will review the results of the votes and, consistent with our record of stockholder engagement, will take them into account in making subsequent determinations concerning executive compensation.

Representatives of Computershare, our independent stock transfer agent, will count the votes and act as the inspector of election.

What are the Board’s recommendations?

All shares of MeadWestvaco common stock entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted as instructed on those proxies. If no instructions are indicated, the shares will be voted as recommended by the Board of Directors. The Board’s recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

•	FOR election of the nominated slate of nine directors (see Proposal 1);

•	FOR ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for 2014 (see Proposal 2); and

•	FOR the advisory resolution to approve executive compensation (see Proposal 3).

If any other matters are properly presented for consideration at the Annual Meeting, or any adjournment or postponement thereof, the persons named in the enclosed form of proxy will have discretion to vote on those matters in accordance with their own judgment to the same extent as the person signing the proxy would be entitled to vote. The company does not currently anticipate that any other matters will be raised at the Annual Meeting.

Ownership of Directors and Executive Officers

How much company stock do the company’s directors and executive officers own?

The following table shows the amount of MeadWestvaco common stock beneficially owned, unless otherwise indicated, by our directors, the executive officers named in the Summary Compensation Table and the directors and executive officers as a group. Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the securities listed.

Name	Total Shares Beneficially Owned(1)	Options Exercisable Within 60 Days	Percent of Class Beneficially Owned
Directors
Michael E. Campbell(2)	45,644	0	*
James G. Kaiser(2)	50,451	0	*
Richard B. Kelson(2)	44,509	0	*
James M. Kilts(2)	32,063	0	*
Susan J. Kropf(2)	49,949	0	*
Douglas S. Luke(2)	81,187	0	*
John A. Luke, Jr.(3)	2,984,746	2,288,623	2%
Gracia C. Martore(2)	7,715	0	*
Timothy H. Powers(2)	35,396	0	*
Jane L. Warner(2)	46,014	0	*
Alan D. Wilson(2)	9,620	0	*

Other Named Executive Officers
James A. Buzzard(4)(5)	727,782	581,223	*
E. Mark Rajkowski(4)	551,212	385,507	*
Wendell L. Willkie, II(4)	354,235	261,692	*
Robert A. Feeser(4)	353,759	292,364	*
Mark S. Cross	294,627	285,816	*
All Directors and Executive Officers as a Group (23 persons)	6,307,422	4,447,260	4%

*	Less than 1% of MeadWestvaco common stock.

(1)	Information concerning beneficial ownership of shares is as of February 28, 2014, the most recent practicable date. Includes the number of shares that each such person beneficially owns as of February 28, 2014, including shares such person has the right to acquire within 60 days thereafter (shares that can be acquired within 60 days thereafter are also set forth in the column “Options Exercisable Within 60 Days”).

(2)	Each non-employee director holds 44,074 stock units (representing the same number of shares of MeadWestvaco common stock) granted under the MeadWestvaco Corporation Compensation Plan for Non-Employee Directors and the MeadWestvaco Corporation 2005 Performance Incentive Plan, as amended and restated, with the exception of Mr. Powers, who holds 34,396 stock units, Mr. Kilts, who holds 32,063 stock units, Mr. Wilson, who holds 9,620 stock units and Ms. Martore, who holds 7,715 stock units. The rights of each non-employee director in respect of these stock units are vested at all times, and distributions of the stock units are required to be made in MeadWestvaco common stock on the earliest practicable date following the end of the calendar quarter in which the director’s board membership is terminated.

(3)	Includes 42,683 MeadWestvaco shares held indirectly through employee benefit plans and 204,033 shares held in trust for or by members of Mr. Luke’s immediate family.

(4)	Includes MeadWestvaco shares held indirectly through employee benefit plans by Messrs. Buzzard, Rajkowski, Willkie and Feeser in the amounts of 15,584 shares, 4,108 shares, 18,822 shares and 8,731 shares, respectively.

(5)	Includes 1,003 shares held in trust for members of Mr. Buzzard’s immediate family.

Ownership of Certain Beneficial Owners

Who are the largest owners of the company’s stock?

Based upon Schedule 13D and 13G filings with the Securities and Exchange Commission, the following investment advisers are believed to have beneficial ownership (as defined for certain purposes by the Securities and Exchange Commission) as of December 31, 2013 of more than 5% of the company’s common stock by virtue of having investment authority and, to some extent, voting authority over the number of shares indicated.

	Shares	Percent of Class*
Capital World Investors(1) 333 South Hope Street Los Angeles, CA 90071	21,519,190	12.3%

BlackRock, Inc.(2) 40 East 52nd Street New York, New York 10022	20,826,122	11.9%

T. Rowe Price Associates, Inc.(3) 100 E. Pratt Street Baltimore, MD 21202	11,840,971	6.8%

The Vanguard Group, Inc.(4) 100 Vanguard Blvd. Malvern, PA 19355	11,828,205	6.8%

*	As of December 31, 2013, based on 174,604,440 shares outstanding as of that date.

(1)	Based on Schedule 13G/A filed by Capital World Investors on February 13, 2014. The reporting person has sole voting power with respect to 21,519,190 shares, shared voting power with respect to no shares, sole dispositive power with respect to 21,519,190 shares, and shared dispositive power with respect to no shares.

(2)	Based on Schedule 13G/A filed by BlackRock, Inc. on January 10, 2014. The reporting person has sole voting power with respect to 17,307,727 shares, shared voting power with respect to no shares, sole dispositive power with respect to 20,826,122 shares and shared dispositive power with respect to no shares.

(3)	Based on Schedule 13G/A filed by T. Rowe Price Associates, Inc. on February 10, 2014. The reporting person has sole voting power with respect to 2,791,447 shares, shared voting power with respect to no shares, sole dispositive power with respect to 11,840,971 shares, and shared dispositive power with respect to no shares.

(4)	Based on Schedule 13G/A filed by the Vanguard Group, Inc. on February 11, 2014. The reporting person has sole voting power with respect to 289,153 shares, shared voting power with respect to no shares, sole dispositive power with respect to 11,828,205 shares, and shared dispositive power with respect to 271,034 shares.

The MeadWestvaco stock ownership plans for salaried and hourly employees held, as of February 28, 2014, an aggregate amount of 8,309,337 MeadWestvaco shares, or approximately 4.8% of the total outstanding shares as of that date, for which full voting rights are exercisable by participants of the plans. As of that date, there were approximately 10,290 participants in these plans.

Corporate Governance

1.    Election of Directors

The Board of Directors of the company, pursuant to the company’s bylaws, has determined that the number of directors of the company will be nine. Pursuant to the company’s bylaws, each director is elected annually. Directors in this uncontested election will be elected if the director nominee receives more “For” votes than “Against” votes. There is no provision for cumulative voting in the election of directors. At the meeting, the Corporate Secretary or Assistant Secretary named in the enclosed proxy (or a substitute) will, unless otherwise instructed, vote the shares covered by such proxy for election of the nine nominees for directors.

The present nominees, Michael E. Campbell, James G. Kaiser, Richard B. Kelson, Susan J. Kropf, John A. Luke, Jr., Gracia C. Martore, Timothy H. Powers, Jane L. Warner and Alan D. Wilson, if elected, will be elected for terms expiring at the 2015 Annual Meeting of Stockholders and until their successors are elected and qualified. The Board of Directors unanimously recommends a vote FOR the named nominees. Should any of these nominees become unavailable for election for any reason presently unknown, the Corporate Secretary or Assistant Secretary named in the enclosed proxy (or a substitute) will vote for the election of such other person or persons, if any, as the Board of Directors may recommend, or the Board may decrease the size of the Board. Pursuant to the director age limitation in the company’s bylaws, Douglas S. Luke will retire from the Board on April 28, 2014. On February 24, 2014, Mr. James M. Kilts advised the Board that he will not stand for re-election to the Board at the 2014 Annual Meeting.

All of the preceding nine persons currently serve as directors of MeadWestvaco. Set forth on the following pages is the principal occupation of, and certain other information regarding the director nominees.

Nominees for Election as Directors

Name	Age*	Director of MeadWestvaco Since
MICHAEL E. CAMPBELL	66	2002
Chairman, President and Chief Executive Officer, Arch Chemicals, Inc., a global biocides company, 1999-2011. Director, Milliken & Company. Former director and chairman, National Association of Manufacturers, 2005-2012; American Chemistry Council, 1999-2012; and Society of Chemical Industry,1999-2012.

JAMES G. KAISER	71	2002
Chairman and Chief Executive Officer, Avenir Partners, Inc., an automotive business, 1998-2013. President, Kaiser Services, LLC, a business development company, since 1997. Manager, Kaiser Ridgeway, LLC, a real estate development company, 2002-2013. President and Chief Executive Officer, Quanterra Incorporated, 1994-1996. Quanterra succeeded to businesses of the environmental analytical services division of International Technology Corporation and Enseco (a unit of Corning Incorporated) for which Mr. Kaiser had been President and Chief Executive Officer since June 1992 after serving in various management positions at Corning since 1982. Former director, Sunoco, Inc., 1993-2012.

RICHARD B. KELSON	67	2002
Chairman, President and Chief Executive Officer, ServCo, LLC, a strategic sourcing and supply chain management company, since 2009. Operating Advisor, Pegasus Capital Advisors, L.P., a private equity fund manager, 2006-2010. Chairman’s Counsel, Alcoa, Inc., a global manufacturer of aluminum and aluminum based products, 2006; Executive Vice President and Chief Financial Officer, 1997-2005. Director: PNC Financial Services, Commercial Metals Company, Shale-Inland Holdings, LLC, Ecovative Design, LLC, KaBOOM!, Inc. Former director, Lighting Science Group Corporation, 2007-2010. Member, University of Pittsburgh School of Law Board of Visitors.

SUSAN J. KROPF	65	2002
President and Chief Operating Officer, Avon Products, Inc., a global manufacturer and marketer of beauty and related products, 2001-2006; Director, 1998-2006. Director: Coach, Inc., The Kroger Company, The Sherwin-Williams Company, Wallace Foundation.

JOHN A. LUKE, JR.	65	2002
Chairman and Chief Executive Officer, MeadWestvaco Corporation, since 2002. Chairman, President and Chief Executive Officer, MeadWestvaco, 2002-2003. Chairman, President and Chief Executive Officer, Westvaco Corporation, 1996-2002. Director: American Forest and Paper Association, The Bank of New York Mellon, The Timken Company, Factory Mutual Insurance Company, National Association of Manufacturers. Trustee: American Enterprise Institute for Public Policy Research, Richmond Performing Arts Center, Virginia Museum of Fine Arts.

*Ages of directors are as of March 1, 2014.

Nominees for Election as Directors

Name	Age*	Director of MeadWestvaco Since
GRACIA C. MARTORE	62	2012
President and Chief Executive Officer, Gannett Co., Inc., a media and marketing solutions company, since 2011; President and Chief Operating Officer, 2010-2011; Executive Vice President and Chief Financial Officer, 2006-2010; Senior Vice President and Chief Financial Officer, 2003-2006; Senior Vice President of Finance and Treasurer, 2001-2003. Director: The Associated Press, Factory Mutual Insurance Company, Gannett Co., Inc., Gannett Foundation.

TIMOTHY H. POWERS	65	2006
Chairman, Hubbell Incorporated, a manufacturer of electrical products, since May 2013; Executive Chairman, September 2004-2013; President and Chief Executive Officer, 2001-2012; Senior Vice President and Chief Financial Officer, 1998-2001. Former director, National Electrical Manufacturers Association, ended November 2013. Former member of Board of Trustees, Manufacturers Alliance/MAPI, ended May 2013.

JANE L. WARNER	67	2002
Executive Vice President, 2007-2013, Group Vice President, 2005-2007, Worldwide Finishing Systems, Illinois Tool Works, Inc., a global industrial products company. President, Plexus Systems, 2004-2005. Vice President, EDS and President, Global Manufacturing and Communications Industries, 2002-2004, Managing Director, Automotive Industry Group, 2000-2002. Director: Regal Beloit Corporation, Tenneco Corporation, John G. Shedd Aquarium.

ALAN D. WILSON	56	2011
Chairman, since 2009, President, since 2007, and Chief Executive Officer, since 2008, McCormick & Company, Inc., a global spice and specialty foods company; President, North American Consumer Products, 2005-2006; President, U.S. Consumer Foods Group, 2003-2005; Vice President-Sales and Marketing, McCormick U.S. Consumer Foods Group, 2001-2003. Director: Grocery Manufacturers Association, Greater Baltimore Committee. Former Director, Williams Scotsman, Inc. 2006-2007.

*Ages of directors are as of March 1, 2014.

Director Compensation

How are directors compensated?

Each non-employee director of the company receives $75,000 as an annual cash retainer for service as a director. Board members may elect to defer all or a portion of the annual cash retainer under the MeadWestvaco Corporation Compensation Plan for Non-Employee Directors. Directors who are also employees of the company receive no additional compensation for service as a director.

Each year, non-employee directors also receive a grant of MeadWestvaco stock units equivalent to $100,000 at the time of grant. Directors are 100% vested in such grants, although distributions of stock units in MeadWestvaco common stock are not made until after termination of a director’s board membership.

In addition to the compensation described above, the Audit Committee Chair receives a $25,000 annual retainer, the Compensation and Organization Development Committee Chair receives a $20,000 annual retainer and the Chair of each of the other standing Committees receives an annual retainer of $15,000. Each of the members of the Audit Committee, other than the Chair, receives an annual retainer of $10,000. The lead director receives an annual retainer of $30,000.

How often did the Board meet during 2013?

During 2013, the Board of Directors met eight times, and no incumbent director attended less than 75 percent of the aggregate of: (1) the total number of meetings of the Board of Directors held in 2013 while he or she was a director and (2) the total number of meetings held in 2013 by all committees of the Board of Directors on which he or she served while he or she was a director.

Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash $(1)	Stock Awards $(2)	All Other Compensation $(3)	Total Compensation $
Michael E. Campbell	$120,000	$100,000	$2,500	$222,500
James G. Kaiser	$85,000	$100,000	$0	$185,000
Richard B. Kelson	$75,000	$100,000	$10,000	$185,000
James M. Kilts	$90,000	$100,000	$5,000	$195,000
Susan J. Kropf	$75,000	$100,000	$0	$175,000
Douglas S. Luke	$75,000	$100,000	$7,500	$182,500
Gracia C. Martore	$100,000	$100,000	$0	$200,000
Timothy H. Powers	$105,000	$100,000	$0	$205,000
Jane L. Warner	$100,000	$100,000	$0	$200,000
Alan D. Wilson	$75,000	$100,000	$0	$175,000

Note: Dr. Thomas W. Cole, Jr. retired from MeadWestvaco’s Board of Directors on April 23, 2013 and did not receive compensation (annual retainer and stock award identified above) from the company in 2013.

(1)	This column includes fees earned or paid in cash, representing the annual retainer, and where applicable the lead director retainer, the committee chair retainers and the audit committee member retainer.

(2)	The amounts shown in this column represent the aggregate grant date fair market value of stock units granted in 2013 to non-employee directors computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note K to the company’s audited financial statements for the year ended December 31, 2013 included in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2014.

(3)	The amounts included in this column represent matching contributions by the MeadWestvaco Foundation with respect to charitable contributions made by the director.

(4)	The table below reflects for each director, the aggregate number of outstanding stock awards at December 31, 2013. None of the directors have outstanding stock option awards.

	Vested Stock Grants	Total Shares Subject to Outstanding Awards as of December 31, 2013
Michael E. Campbell	44,074	44,074
James G. Kaiser	44,074	44,074
Richard B. Kelson	44,074	44,074
James M. Kilts	32,063	32,063
Susan J. Kropf	44,074	44,074
Douglas S. Luke	44,074	44,074
Gracia C. Martore	7,715	7,715
Timothy H. Powers	34,396	34,396
Jane L. Warner	44,074	44,074
Alan D. Wilson	9,620	9,620

Board Committees

What committees has the Board established?

MeadWestvaco currently has five principal standing committees of the Board of Directors: Audit; Compensation and Organization Development; Finance; Nominating and Governance; and The Committee on Safety, Health and the Environment. Each of these committees operates under a written charter adopted by the Board of Directors and available on the company’s website at www.meadwestvaco.com under the “Investors” tab at the top of the page and then under the “Corporate Governance” tab. Printed copies are available to any stockholder upon request by calling 1-800-432-9874. MeadWestvaco also has an Executive Committee that may be convened under certain circumstances when a special meeting of the Board of Directors is not practical or is not warranted.

The current members of the Board committees are as follows:

Audit	Finance
Gracia C. Martore, Chairman	James M. Kilts, Chairman
James G. Kaiser	Michael E. Campbell
Timothy H. Powers	Susan J. Kropf
Jane L. Warner	Ricard B. Kelson
(all independent directors)	Douglas S. Luke
Gracia C. Martore
(all independent directors)

Compensation and Organization Development	Nominating and Governance
Timothy H. Powers,Chairman	Michael E. Campbell, Chairman
Richard B. Kelson	Susan J. Kropf
James M. Kilts	Timothy H. Powers
Alan D. Wilson	Alan D. Wilson
(all independent directors)	(all independent directors)

Executive	Safety, Health and the Environment
John A. Luke, Jr., Chairman	Jane L. Warner, Chairman
Michael E. Campbell	James G. Kaiser
James M. Kilts	Douglas S. Luke
Timothy H. Powers	Alan D. Wilson
Gracia C. Martore	(all independent directors)
Jane L. Warner

The functions of the current Board committees are as follows:

Audit Committee

Assists the Board of Directors in fulfilling its responsibilities to stockholders, potential stockholders and the investment community relating to corporate accounting, reporting practices of the company and the quality and integrity of the financial reports of the company. The Committee assists the Board of Directors in reviewing and monitoring (1) the integrity of the financial statements of the company and internal control over financial reporting, (2) the compliance by the company with legal and regulatory requirements, (3) the independence and qualifications of the company’s independent registered public accounting firm and (4) the performance of the company’s internal audit function and independent registered public accounting firm. Included within the scope of its responsibilities, the Committee meets periodically with management to review the company’s risk assessment and risk management policies. The Audit Committee also has sole authority to appoint and replace the independent registered public accounting firm, subject to stockholder ratification. None of the members serve on more than three audit committees. All members are “financially literate” under New York Stock Exchange listing standards, and at least one member has such accounting or related financial management expertise as to be considered a “financial expert” under Securities and Exchange Commission rules. The Board has designated the Audit Committee Chair, Gracia C. Martore, and Committee member Timothy H. Powers as “audit committee financial experts” as a result of their experience in senior corporate executive positions with financial oversight responsibilities. The Audit Committee met six times in 2013.

Compensation and Organization Development Committee

Reviews and approves the company’s compensation and benefits philosophy and programs. It is charged with the responsibility for assuring that officers and key management personnel are effectively compensated in terms that are motivating, internally equitable and externally competitive. The Committee approves compensation of the company’s executive officers including the Leadership Team (the Chairman and Chief Executive Officer and his direct reports), reviews compensation for remaining senior management, sets the criteria for awards under incentive compensation plans and determines whether such criteria have been met. The Committee seeks to ensure that the company’s compensation policies and plans are appropriately aligned with the company’s strategic objectives to protect and enhance shareholder value. The Committee generally oversees policies and practices of the company that advance its organization development, including succession planning as well as those designed to achieve the most productive engagement of the company’s workforce and the attainment of greater diversity. The Compensation and Organization Development Committee met six times in 2013. The details of the process and procedures followed by the Committee are disclosed in the Compensation Discussion and Analysis and report of the Compensation and Organization Development Committee at page 21.

Executive Committee

Provides for the exercise of certain powers of the Board between meetings of the Board when a special meeting of the Board is not practical or is not warranted. The Executive Committee did not meet in 2013.

Finance Committee

Oversees the company’s financial affairs and recommends those financial actions and policies that are most appropriate to accommodate the company’s operating strategies while maintaining a sound financial condition. The Committee reviews the company’s capital structure, financial plans, policies and requirements as well as strategic actions proposed by the company’s management. Included within the scope of its responsibilities, the Committee oversees the company’s risk management programs and activities, and meets periodically with management to review the company’s strategic and financial risk exposures and the steps management has taken to monitor and control such exposures. The Committee also reviews funding recommendations concerning the company’s pension plans together with the investment performance of such plans. The Finance Committee met four times in 2013.

Nominating and Governance Committee

Studies and makes recommendations concerning the qualifications of all directors, and selects and recommends candidates for election and re-election to the Board and persons to fill vacancies on the Board, as well as the compensation paid to non-employee directors. The Committee also reviews and considers other matters of corporate governance, including trends and emerging expectations, as well as best practices. In advising the Board and management, the Committee may consider a range of governance matters, including Board structure, Board composition, committees and criteria for committee appointment, Board meeting policies, and the ongoing relationship between the Board and management. The Nominating and Governance Committee met three times in 2013.

The Committee on Safety, Health and the Environment

Reviews implementation of the company’s workplace safety and health program. The Committee also reviews the stewardship of the company with respect to conservation of natural resources and its ability to protect the natural environment. The Committee receives regular reports from management, reviews safety, health and environmental matters with management, including the company’s compliance record and programs, and makes recommendations as needed. Included within the scope of its responsibilities, the Committee meets periodically with management to review the company’s property risk exposures, as well as operational risk exposures impacting safety, health and the environment, and the steps management has taken to monitor and control such exposures. The Committee on Safety, Health and the Environment met two times in 2013.

Corporate Governance Principles

MeadWestvaco’s Corporate Governance Principles, adopted by the Board of Directors in January 2003 and subsequently amended, address, among other things, standards for evaluating the independence of the company’s directors. The full text of the Principles, which contain the Board’s independence standards, is available on the company’s website at www.meadwestvaco.com under the “Investors” tab at the top of the page and then under the “Corporate Governance” tab. Printed copies are available to any stockholder upon request by calling 1-800-432-9874.

Pursuant to the Principles, the Board, with the support of the Nominating and Governance Committee, reviewed the independence of directors in February 2014. Transactions and relationships, if any, between each director or any member of his or her immediate family and the company and its subsidiaries were considered. As provided in the Principles, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. The Committee reviewed whether there were commercial, banking, consulting, legal, accounting, charitable and familial relationships between the company and individual directors or their immediate family members. The Committee identified one director, Ms. Jane L. Warner, who until March 1, 2013 served as an executive officer of a company that in the last three fiscal years transacted business with MeadWestvaco on a routine basis under standard commercial terms. In the case of Ms. Warner, who became an executive officer of Illinois Tool Works, Inc. in 2007 and retired March 1, 2013, MeadWestvaco sales of product to such company in 2011 and 2012 and 2013 were significantly below one percent of the annual consolidated revenues of such company, which is well under the independence thresholds established by the Board. Mr. Campbell, Mr. Kelson, Mr. Kilts, Ms. Kropf and Ms. Martore are directors of companies with which MeadWestvaco does business. The amount that MeadWestvaco paid to or received from each of these companies in each of the last three fiscal years for goods and services is well below one percent of the annual consolidated gross revenues of these companies and MeadWestvaco. Mr. Kelson serves as a director of a charitable organization which received a grant from the MeadWestvaco Foundation in 2012 and 2013. The grants made by the MeadWestvaco Foundation in each of the last two fiscal years are well below one percent of the charitable organization’s total annual receipts.

As a result of this review, the Board affirmatively determined that, with the exception of John A. Luke, Jr., the Chairman and Chief Executive Officer of the company, all of the directors, including each of the members of the Audit, Compensation and Organization Development, and Nominating and Governance Committees, are independent of the company under the standards set forth in the Corporate Governance Principles and the New York Stock Exchange listing standards. In addition, the Board previously determined that Dr. Thomas W. Cole, Jr. (who retired from the Board on April 23, 2013) was an independent director.

Director Candidates

In accordance with the Corporate Governance Principles, the Nominating and Governance Committee is responsible for recommending qualified individuals for membership on the Board of Directors. The Committee is dedicated to periodically reviewing with the Board the requisite qualifications of Board members as well as the composition of the Board as a whole. This assessment addresses independence of Board members, as well as the consideration of professional expertise, educational background, experience, judgment, knowledge and other factors that promote diversity of views and experience in the context of the needs of the Board. General criteria for the nomination of all director candidates include:

•	the highest integrity and ethical standards;

•	the ability to provide wise and informed guidance to management;

•	a willingness to pursue thoughtful, objective inquiry on important issues before the company;

•	a commitment to enhancing stockholder value; and

•	a range of experience and knowledge commensurate with the company’s needs as well as the expectations of knowledgeable investors.

The Board succession plan states that the Committee seeks the following additional attributes:

•	a demonstrated track record of success;

•	independence, objectivity, perspective and judgment;

•	willingness to challenge prevailing opinion;

•	capacity for teamwork and compatibility with other Board members;

•	specific knowledge in significant areas; and

•	consistent availability.

In addition, the background and specific competencies of candidates are considered. These include business management, financial expertise, manufacturing background, marketing experience, knowledge of the packaging industry, global business experience, innovation, service in government, academia or other public sector professions and independence under the standards set forth in the Corporate Governance Principles and the New York Stock Exchange listing standards. The Committee assesses the effectiveness of its criteria for the nomination of directors when evaluating new director candidates and when assessing the composition of the Board. From time to time, the Committee also works with an executive search firm to assist in the identification of qualified director candidates.

The Committee has recommended to the Board, and the Board has approved the nomination of nine of the current eleven Board members (Mr. Douglas S. Luke will retire from the Board on April 28, 2014 and Mr. Kilts will not stand for re-election to the Board at the 2014 Annual Meeting) for election as director for a term of one year and until their successors are elected and qualified. Nominees were identified and proposed as candidates for service on the company’s Board based on their record of service and individual contributions to the overall mission and responsibilities of the Board under MeadWestvaco’s Corporate Governance Principles. In addition, the Committee and the Board considered a number of additional factors in the selection of the nominees including, but not limited to, the following:

(1)	for Michael E. Campbell, his background, experience and judgment as chief executive officer of a major publicly traded manufacturing company which provides him with leadership, business and governance skills that benefit our Board;

(2)	for James G. Kaiser, his background, experience and judgment as an executive officer for companies in the manufacturing and service sectors which provides him with leadership, business perspective and operating skills that benefit our Board;

(3)	for Richard B. Kelson, his background, experience and judgment as an executive officer for a major publicly traded global company in the areas of finance, safety and environment and law which provides him with leadership, governance and financial expertise that benefit our Board;

(4)	for Susan J. Kropf, her background, experience and judgment as an executive officer of a major publicly traded global consumer products company which provides valuable leadership, business perspective, market expertise and governance skills that benefit our Board;

(5)	for John A. Luke, Jr., his background, experience and judgment, and his unique knowledge and understanding of MeadWestvaco’s operations as chief executive officer of the company which provides him with valuable leadership, business and governance skills that benefit our Board;

(6)	for Gracia C. Martore, her background, experience and judgment as chief executive officer and chief financial officer of a major publicly traded media company which provides her with leadership, business, financial and governance skills that benefit our Board;

(7)	for Timothy H. Powers, his background, experience and judgment as chief executive officer and chief financial officer of a major publicly traded manufacturing company which provides him with broad leadership, management and governance skills that benefit our Board;

(8)	for Jane L. Warner, her background, experience and judgment as an executive officer for major publicly traded manufacturing companies which provides valuable leadership, operational and business expertise that benefit our Board; and

(9)	for Alan D. Wilson, his background, experience and judgment as chief executive officer of a major publicly traded multinational consumer foods company which provides him with leadership, market expertise, and business and governance skills that benefit our Board.

As indicated above, the substantial business and professional background and experience, as well as the considerable knowledge and judgment of each member of the MeadWestvaco Board is directly relevant to and supportive of the Board’s ongoing deliberations regarding the important matters before it, including the oversight of the company’s business and its management, as well as the execution of the company’s strategy.

Stockholder Recommendations for Director Candidates

The Nominating and Governance Committee will consider stockholder recommendations for nominees to the Board of Directors. Stockholders’ recommendations for director nominees should also provide to the Nominating and Governance Committee the information as set forth in the company’s bylaws with respect to any individual they wish to recommend and such recommendations are treated in the same manner as other recommendations for nominees for director. In addition, any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors in accordance with the requirements set forth in the company’s bylaws, as discussed on page 53.

Code of Conduct

The MeadWestvaco Code of Conduct applies to all MeadWestvaco directors and employees worldwide, including the Chief Executive Officer and the Chief Financial Officer. These policies and principles support the company’s core values of integrity, respect for the individual, commitment to excellence and teamwork. The Code of Conduct can be found on the company’s website at www.meadwestvaco.com under the “Investors” tab at the top of the page and then under the “Corporate Governance” tab. Printed copies are available to any stockholder upon request by calling 1-800-432-9874. Any future changes or amendments to our Code of Conduct and any waiver of our Code of Conduct that applies to our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, or member of the Board of Directors, will be posted on the company’s website at www.meadwestvaco.com under the “Investors” tab at the top of the page and then under the “Corporate Governance” tab.

Contact MeadWestvaco Board

Anyone who wants specifically to raise a concern to the Board of Directors, the non-management members of the Board of Directors, or the lead director, including concerns about the company’s accounting, internal accounting controls or auditing matters, may contact the Chair of the Audit Committee directly. Such communications will also be received and reviewed by the General Counsel and treated as confidentially as possible, consistent with ensuring appropriate and careful review of the matter. Communications may be anonymous. The Chair of the Audit Committee will report as appropriate to the Board of Directors regarding such concerns. The company’s Code of Conduct prohibits any employee from taking any adverse action against anyone who in good faith provides information concerning suspected violations of law or company policy.

To convey a concern to the Chair of the Audit Committee, you may call 1-888-536-1502, or write to: Audit Committee Chair, MeadWestvaco Corporation, Attention: General Counsel, 501 South 5th Street, Richmond, Virginia 23219-0501. If preferred, concerns may be emailed using the form set forth at the following address: http://www.meadwestvaco.com/InvestorRelations/CorporateGovernance/MWV001063. Inclusion of your name and email address is optional.

Director Attendance at Annual Meetings

Directors are invited and encouraged to attend the company’s Annual Meeting of Stockholders. All current directors attended the 2013 meeting.

Board Leadership Structure

MeadWestvaco’s business is conducted by its officers and employees under the direction of the chief executive officer (“CEO”) and the oversight of the Board of Directors. Currently, Mr. John A. Luke, Jr. serves as Chairman of the Board and CEO. The Board believes that a single person, acting in the capacities of Chairman and CEO, serves as the most effective bridge between the Board and management and provides critical leadership for carrying out the company’s strategic initiatives and confronting its challenges. The Board believes that the company can most effectively execute its strategy and business plans to maximize stockholder value if the Chairman of the Board is also a member of the management team. Notwithstanding the foregoing, the company has adopted various policies to provide for a strong and independent board. All directors, with the exception of the Chairman, are independent as defined under NYSE regulations, and all Committees of the Board (with the exception of the Executive Committee) are made up entirely of independent directors. In addition, the Board and Nominating and Governance Committee have assembled a Board comprised of capable and experienced directors who are currently or have recently been leaders of major companies or institutions, are independent thinkers and have a wide range of expertise and skills. Furthermore, the Board regularly meets in executive session without the presence of management and has full access to the company’s Leadership Team.

In addition, in 2007 the independent directors of the Board established the position of an independent lead director. Mr. Michael E. Campbell was designated as lead director to serve for an initial term of three years, which was extended by the Board for an additional three year term in 2010, and extended by the Board in 2013 for a one year term or until a successor is appointed. The lead director’s duties and responsibilities include: (i) presiding at all meetings of the Board at which the Chairman and CEO is not present, including executive sessions of the non-management directors; (ii) orchestrating dialogue among the independent directors to enhance productivity of conversations with management; (iii) serving as liaison between the Chairman and CEO and the independent directors; (iv) working with the Chairman and CEO in developing the Board’s agenda, including the review of the form of information sent to the Board, and proposed meeting schedules to assure that there is sufficient time for discussion of all agenda items; and (v) in extraordinary circumstances (for example, the incapacity of the Chairman and CEO), serving as the Board’s representative for consultation with management, shareholders and other interested parties. Based on these duties and responsibilities, the Board believes that the lead director provides an effective balance to the combined role of CEO and Chairman.

Executive Sessions

The non-management directors met in executive session at each of the scheduled Board meetings in 2013. The lead director chairs the executive sessions and provides the Board’s guidance and feedback as appropriate to the Chief Executive Officer.

Board’s Role in the Oversight of Risk

Under the MeadWestvaco Corporate Governance Principles, it is the duty of the Board to oversee the management of MeadWestvaco’s business, including the oversight of risk. The company’s Leadership Team is responsible for the comprehensive management of all material risks to the company’s businesses. The Board and its Committees, in their oversight role, periodically review the company’s risk management policies and programs to provide that risk management is consistent with the company’s corporate strategy and effective in fostering a culture of risk-aware and risk-adjusted decision-making throughout the organization. The company’s risk management program functions to bring to the Board’s attention the company’s most material risks for evaluation, including strategic, operational, financial and legal risks.

The Board and its Committees work with the company’s Leadership Team to promote and cultivate a corporate culture and environment that incorporates enterprise-wide risk management into corporate strategy and business operations. The Board has delegated to its Committees responsibility to evaluate elements of the company’s risk management program based on each Committee’s expertise and applicable regulatory requirements. Each Committee coordinates and reports on its risk assessment review with other Committees and the full Board. In evaluating risk, the Board and its Committees consider whether the company’s risk programs adequately identify material risks the company faces in a timely manner, implement appropriate risk management strategies that are responsive to such material risk, and adequately transmit necessary information with respect to material risks within the organization.

Director Stock Ownership

In February 2005, the Board approved stock ownership guidelines for non-employee directors pursuant to which non-employee directors are encouraged to own, at a minimum, MeadWestvaco stock or stock units equal to three times their annual cash retainer within three years of joining the Board. Discretion may be applied in periods of volatile markets. All current directors either meet the guidelines or are on track to do so within the allowed time period.

Prohibition Against Pledging and Hedging

The company has a policy that prohibits our directors and officers from pledging or hedging their ownership of the company’s stock, including trading in options, puts, calls or other derivative instruments related to company stock or debt.

Certain Relationships and Related Transactions

The Board recognizes that Related Person Transactions (as defined below) can present potential or actual conflicts of interest and create the appearance that company decisions are based on considerations other than the best interests of the company and its stockholders. In January 2007, the Board delegated authority to the Nominating and Governance Committee (the “N&G Committee”) to review and approve Related Person Transactions, and the Committee has adopted a written policy and procedures set forth below for the review, approval, or ratification of Related Person Transactions. A “Related Person Transaction” is any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness), or any series of similar transactions, arrangements or relationships, in which (a) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (b) the company is a participant, and (c) any Related Person has or will have a direct or indirect interest (other than solely as a result of being a director or trustee (or any similar position) or a less than 10 percent beneficial owner of another entity). A “Related Person” is any (a) person who is an executive officer, director or nominee for election as a director of the company, (b) greater than 5 percent beneficial owner of the company’s outstanding common stock, or (c) Immediate Family Member of any of the foregoing. An “Immediate Family Member” is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and any person (other than a tenant or employee) sharing the household of a person. The N&G Committee will review all of the relevant facts and circumstances of all Related Person Transactions that require the N&G Committee’s approval and either approve or disapprove of the entry into the Related Person Transaction. However, the N&G Committee has determined that a Related Person does not have a direct or indirect material interest in the following categories of transactions:

•

employment of an executive officer, who is not an immediate family member of another executive officer or director of the company (provided the compensation is approved by the Compensation and Organization Development Committee of the Board);

•	compensation paid to a director approved by the Board;

•

any transaction with another company for which a Related Person’s only relationship is as (i) an employee (other than an executive officer) or director, (ii) a beneficial owner of less than 10 percent of that company’s outstanding equity, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2 percent of that company’s total annual revenue;

•

any charitable contribution, grant or endowment by MeadWestvaco to a charitable organization, foundation or university where a Related Person’s only relationship is as an employee (other than an executive officer) or director, if the aggregate amount involved does not exceed the lesser of $1,000,000 or 2 percent of the charitable organization’s total annual receipts; and

•	transactions where all stockholders received proportional benefits.

In determining whether to approve or ratify a Related Person Transaction, the N&G Committee will take into account, among other factors it deems appropriate, whether the Related Person Transaction is on terms that are or would be generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction.

Report of the Audit Committee of the Board of Directors

Membership and Role of the Audit Committee

The Audit Committee consists of four members of the company’s Board of Directors. Each member of the Audit Committee is required to meet heightened independence standards and possesses other qualifications as required by the New York Stock Exchange. All of the members of the Audit Committee, moreover, are independent of the company under the standards set forth in the Corporate Governance Principles. The Audit Committee operates under a written charter adopted by the Board of Directors. The full text of the Audit Committee Charter is included on the company’s website at www.meadwestvaco.com under the “Investors” tab at the top of the page and then under the “Corporate Governance” tab. Printed copies are available to any stockholder upon request by calling 1-800-432-9874.

The primary function of the Audit Committee is to assist the Board of Directors in reviewing and monitoring (1) the integrity of the financial statements of the company and internal control over financial reporting, (2) the compliance by the company with legal and regulatory requirements, (3) the independence and qualifications of the company’s independent registered public accounting firm and (4) the performance of the company’s internal audit function and independent registered public accounting firm.

Review of the Company’s Audited Financial Statements for the Year Ended December 31, 2013 and Internal Control over Financial Reporting as of December 31, 2013

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. PricewaterhouseCoopers LLP, the company’s independent registered public accounting firm for 2013, is responsible for auditing those financial statements and the company’s internal control over financial reporting. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) Standards. The Audit Committee also received the written disclosures and letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence (Independence Discussion with Audit Committees), and has discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP from MeadWestvaco and its management. The Audit Committee has reviewed and discussed the audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting with management.

The Audit Committee of MeadWestvaco reviewed and discussed the foregoing as reflected in the minutes of the Audit Committee, and on the basis of that review and the discussions referred to above, recommended to the Board of Directors that the audited financial statements of MeadWestvaco for the year ended December 31, 2013 be included in the Annual Report on Form 10-K for the year ended December 31, 2013 for filing by MeadWestvaco with the United States Securities and Exchange Commission.

The Audit Committee met six times in 2013. After each meeting, the Audit Committee met in executive sessions with the independent registered public accounting firm and the director of internal audit to review, among other things, staffing, the audit plan and reports on effectiveness of internal control over financial reporting.

The Audit Committee approved 100% of the audit, audit-related, tax and other services for the company performed by the independent registered public accounting firm in 2013 and 2012.

The Audit Committee concluded that the provision of non-audit services in 2013 and 2012 by PricewaterhouseCoopers LLP was compatible with their independence.

Submitted by:

Gracia C. Martore, Chairman	Timothy H. Powers
James G. Kaiser	Jane L. Warner

The following fees were billed to MeadWestvaco for services rendered by PricewaterhouseCoopers LLP (“PwC”) for the years ended December 31, 2013 and 2012:

	Year ended December 31, 2013	Year ended December 31, 2012
Audit fees	$6,623,000	$6,845,000

Audit-related fees(1)
Other attest services	85,000	20,000
Other audit-related	84,000	619,000

Total audit-related fees	$169,000	$639,000

Tax fees
Tax compliance and other matters(2)	$146,000	$125,000

All other fees(3)	$5,000	$5,000

(1)	Audit-related fees in 2013 and 2012 are comprised of agreed-upon procedures and accounting advisory services. Fees in 2012 include $544,000 for the spin-off of the company’s Consumer & Office Products business, as well as $160,000 for an expansion project at the company’s Rigesa operations in Brazil.

(2)	Tax fees reflect fees for professional services performed by PwC for tax advice, international tax compliance and tax technology. PwC has not provided any services related to tax shelter transactions, nor has PwC provided any services under contingent fee arrangements.

(3)	All other fees are comprised of license fees for access to the PwC accounting and reporting database and other advisory services.

Policy for Approval of Audit and Permitted Non-Audit Services

All audit, audit-related, tax and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Pre-Approval Policy provides for pre-approval of specifically described audit, audit-related and tax services by the Committee on an annual basis as long as the Audit Committee is informed of each service, but an individual service engagement anticipated to exceed pre-established thresholds must be separately approved. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted non-audit services.

2.    Proposal to Ratify Appointment of the Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP to serve as the company’s independent registered public accounting firm for 2014. Pursuant to the company’s bylaws and as a matter of good corporate governance, the Board is submitting this selection for ratification by the stockholders at the 2014 Annual Meeting. PricewaterhouseCoopers LLP currently serves as the company’s independent registered public accounting firm, and received $6,943,000 in fees and expenses during the year ended December 31, 2013. The Audit Committee has been advised by

PricewaterhouseCoopers LLP that neither the firm, nor any of its partners or staff, has any direct financial interest or material indirect financial interest in the company or any of its subsidiaries. Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions. If the stockholders do not ratify this appointment, the Audit Committee will consider the appointment of another independent registered public accounting firm.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm.

Executive Compensation

Compensation and Organization Development Committee

The Compensation and Organization Development Committee (the “Committee”), a Board committee, consists of four members of the company’s Board of Directors, none of whom is or has been at any time an employee of the company or its subsidiaries, and none of whom is receiving any compensation from the company or its subsidiaries other than as a director. All of the members of the Committee, moreover, are independent of the company under the standards set forth in the Corporate Governance Principles and the rules of the New York Stock Exchange. The Committee is charged with assuring that the company’s executive officers are effectively compensated in terms that are motivating, externally competitive and internally equitable. The Committee considers and approves all compensation and benefits for the company’s executive officers. The Committee also reviews compensation of the company’s business unit presidents, key personnel and corporate officers. With regard to compensation, the Committee approves awards for cash and equity compensation and sets criteria for awards under incentive compensation plans for the company’s executive officers and determines whether such criteria have been met. In addition, the Committee reviews and recommends for approval by the Board of Directors the company’s various employee benefit plans, as appropriate. The Committee also oversees the development of the company’s leadership succession plan and employee relations strategies. The Compensation and Organization Development Committee Charter is included on the company’s website at www.meadwestvaco.com under the “Investors” tab at the top of the page and then under the “Corporate Governance” tab. Printed copies are available to any stockholder upon request by calling 1-800-432-9874.

Compensation Discussion and Analysis

Executive Summary

MWV’s compensation program is designed to reward senior leaders for the successful execution of MWV’s profitable growth strategy and achievement of its stated performance goals. The Compensation Discussion and Analysis discusses the compensation program and the compensation decisions made for fiscal year 2013 with respect to the following named executive officers:

Name	Title

John A. Luke, Jr.	Chairman and Chief Executive Officer

E. Mark Rajkowski	Senior Vice President and Chief Financial Officer

James A. Buzzard	President(1)

Wendell L. Willkie, II	Senior Vice President, General Counsel and Secretary

Robert A. Feeser	Senior Vice President(2)

Mark S. Cross	Former Senior Vice President(3)

(1)	Mr. Buzzard ceased serving as President effective February 21, 2014.

(2)	Mr. Feeser became an Executive Vice President effective January 28, 2014.

(3)	Mr. Cross ceased serving as Senior Vice President effective March 25, 2013 and ceased employment effective July 31, 2013.

Business Overview

MWV has continued to drive its maximizing shareholder value discipline, which at its core is about generating higher levels of total shareholder returns through its profitable growth business strategy and its strategic actions to create value with its business portfolio. In 2013, the company:

•

Delivered positive 2013 annual total shareholder return of 19% through stock price appreciation, which places the company at the 68th percentile of its peers (used for compensation purposes) for the five years ended December 31, 2013

•	Delivered direct return to shareholders — paid a regular quarterly dividend of $.25 per common share each quarter

•

Completed sale of U.S. Forestlands and certain related assets to Plum Creek Timber Company with most of sale proceeds returned to shareholders in 2014 in the form of share repurchases and a $1 per share special dividend; also established a valuable partnership with Plum Creek for the development of its real estate holdings in the Charleston, South Carolina region, with the total value created by the Plum Creek transaction approximating $1.5 billion

•	Executed on its 2013 Overhead Cost Reduction Initiative achieving $43 million in annual savings with a goal of $75 million in annual savings by the end of 2014

•	Completed major expansion of its Brazilian operations (an investment in MWV’s future) that is expected to contribute significant earnings and improved cash flow to the company in the years to come

•	Achieved the following results for the year ended December 31, 2013:

•	Income from continuing operations attributable to the company excluding special items was $185 million, or $1.03 per share(4)

•	Cash flow from operations improved to $358 million for 2013 compared to $220 million for 2012

•	Capital spending declined to $506 million for 2013 compared to $654 million for 2012

•	Maintained strong balance sheet and improved funded status of U.S. retirement plans in 2013 with an increase in prepaid pension assets of $1.47 billion in 2013 compared to $1.26 billion in 2012

Since 2013 results failed to achieve most of the financial goals for performance-based compensation in 2013, the Compensation and Organizational Development Committee declined payment of 2013 annual cash incentive awards to named executive officers and did not vest any long-term performance-based restricted stock unit awards in 2013.

Business Strategy

As a global leader in packaging and packaging solutions for several growing consumer products markets, MWV continues to pursue a profitable growth strategy in its targeted markets by executing on the four growth pillars and tools for maximizing shareholder value described below.

I.	Commercial Excellence: The cornerstone for how the company engages its key customers and accounts, linking their strategic priorities with MWV solutions

II.	Innovation: Commercializing new product platforms and developing capabilities with insight-driven innovation to meet customers’ requirements and consumers’ most significant unmet needs

III.	Growth in Emerging Markets: Building leading positions in the most attractive emerging markets with growing middle class populations including Brazil, China and India

(4)	Income and earnings per share from continuing operations attributable to the company excluding special items is equal to reported 2013 income from continuing operations of $320 million, or $1.78 per share, plus after-tax restructuring and other charges of $32 million, or $0.18 per share, plus after-tax pension settlement charges of $11 million, or $0.06 per share, less after-tax income from the release of reserves related to alternative fuel mixture credits of $165 million, or $0.92 per share, less discrete income tax benefits of $13 million, or $0.07 per share.

IV.	Expanded Participation: Creating and developing new positions in attractive packaging end markets for new materials and packaging solutions to complement the company’s capabilities and geographic reach

While MWV’s 2013 financial results were not up to leadership’s expectations (aside from 2013 productivity savings), the company has identified specific areas for intensive focus that will accelerate earnings and cash flow in its packaging businesses through a new Margin Improvement Program announced in January 2014, which is expected to deliver annual pretax savings of $100 to $125 million, with at least $75 million to be realized in 2014, and improved free cash flow of $100 million in 2014.

The areas of intensified focus under the Margin Improvement Program are:

•	Implementing a leaner organization design across the packaging business to simplify the structure and speed decision making

•	Aligning the corporate infrastructure to the revenue base

•	Reassessing participation to focus on business lines and markets within packaging that provide the greatest opportunity for profitable growth

•	Prioritizing capital on the highest return projects to improve free cash flow

2013 Say on Pay Advisory Vote on Executive Compensation

As the Committee evaluated the company’s compensation practices and talent needs for 2013, it was mindful of the support the company’s shareholders expressed for MWV’s pay for performance compensation philosophy. At the last three annual meetings shareholders approved the company’s executive compensation programs. As a result, the Committee retained the company’s general approach to executive compensation, emphasizing performance-based annual and long-term compensation, which rewards our most senior executives only when they deliver value for the company’s shareholders. MWV believes that its strong pay for performance culture, compensation decisions and sound compensation practices, highlights of which are described below, continue to reinforce the company’s compensation philosophy.

Compensation Decisions & Pay for Performance Culture

•	Designed 2013 annual and long-term incentive plans based on economic profit (“EP”) goals linked to financial returns that exceed the cost of capital, which over the long-term drives shareholder value

•

Declined payment of 2013 annual cash incentive awards as pre-established financial goals and targets for EP and Revenue Growth were not met, thus reinforcing the pay for performance culture that rewards executives only when goals are met and exceeded (see page 31 for a description of these financial goals)

•	Introduced Performance-based restricted stock units based on EP goals targeted to deliver an estimated 70% of each named executive’s long-term award

•

Authorized no additional vesting of the long-term 2010 performance-based restricted stock awards, whose performance period began in 2010 and ends in 2015, as pre-established EP financial goals and targets were not met

Sound Compensation Practices that Promote Good Corporate Governance

•	Continued to deliver the majority of compensation for the named executive officers through performance-based compensation

•	Validated the pay-for-performance relationship of its pay programs annually, with the assistance of the Committee’s independent compensation consultant

•	Reviewed and made adjustments to the compensation Peer Group to ensure it continued to be an appropriate mix of companies

•	Maintained a Recoupment/Clawback Policy applicable to all incentive programs

•	Reviewed and actively discussed succession plans

•	Retained expert executive compensation consultants, one of whom is independent and reports directly to the Committee

•	Continued Stock Ownership Guidelines, which encourage executives to build and maintain significant ownership in the company

•	Reviewed MWV compensation and financial performance against internal measures and compensation Peer Group to ensure compensation outcomes are aligned with relative performance

•	Maintained anti-hedging and anti-pledging policy that prohibits company directors and officers from pledging or hedging their ownership of company stock (see page 34)

•	Continued practice of not providing dividends on unvested performance shares – no dividends are paid until performance shares are earned and vested

•	Assessed risk associated with company’s compensation policies and programs and evaluated potential linkage between compensation and risk taking

•	Administered equity incentive program based on Equity Grant Practices Policy (see page 34)

•	Maintained restrictive covenant agreements (including confidentiality, non-solicit and non-compete provisions) for each of the named executive officers

Objectives of the Company’s Executive Compensation Program

An understanding of the company’s executive compensation program begins with the objectives the program is intended to accomplish. These include:

•

Rewarding strong performance.    The company’s compensation program links rewards to strong performance through the achievement of annual and long-term corporate, business unit and/or individual goals based on company strategy.

•

Aligning the interests of the company’s executives with those of shareholders.    A significant portion of the total compensation paid to the company’s named executive officers is delivered in the form of equity-based compensation. This, along with our requirement that executives hold meaningful amounts of equity, serves to further align the interests of the company’s executives with those of its shareholders.

•

Offering competitive compensation.    The company seeks to offer a total rewards program that is competitive with the compensation practices of general industry and select peer companies in order to attract, retain and provide appropriate incentives for superior talent that is critical to executing the company’s strategy.

How executive compensation is determined

The roles of the Compensation and Organization Development Committee, Compensation Advisory Partners, LLC and of management

Committee Role. The Committee is charged with responsibility for assuring that the company’s executive officers and key management personnel are effectively compensated with respect to all elements of compensation. The Committee establishes the Chairman and Chief Executive Officer’s compensation, including base salary and annual and long-term incentive awards, and reviews and approves compensation for the other executive officers of the company. The Committee may delegate its authority to subcommittees or its Chair. Additional information on the role of the Committee appears on page 12.

Consultant Role. An independent executive compensation consulting firm, Compensation Advisory Partners (“CAP”), LLC, is engaged by and reports directly to the Committee. CAP assists the Committee in reviewing the company’s executive compensation programs, its pay and performance linkages against internal and external benchmarks and the company’s peer group. CAP also advises the Committee on matters relating to compensation strategy, program design, competitive trends and regulatory matters. CAP participates in most Committee meetings, including executive sessions at which management is not present. The Committee reviewed the following six factors with respect to CAP: (i) the provision of other services to MWV by CAP; (ii) the amount of fees received from MWV by CAP, as a percentage of the total revenue of CAP; (iii) the policies and procedures of CAP that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the CAP consultant with a member of the Committee; (v) any MWV stock owned by the CAP consultant; and (vi) any business or personal relationship of the CAP consultant or CAP with any of MWV’s executive officers, and determined that there were no conflicts of interest with the work being performed by CAP.

Management Role. Management assists the Committee in fulfilling its responsibilities by evaluating executive performance, proposing appropriate business performance targets for the annual and long-term incentive plans and by developing recommendations as to appropriate base salary levels and incentive award amounts, as well as compensation and benefit design changes.

Chairman and CEO Role. While the Chairman and Chief Executive Officer provides recommendations to the Committee with respect to the compensation for his direct reports, the Committee has final authority with regard to compensation decisions for executive officers reporting to him. Decisions with respect to the Chairman and Chief Executive Officer’s compensation (including base salary, annual and long-term incentive targets and awards) are made by the Committee in executive session.

How the elements of the company’s 2013 compensation program were selected

With the assistance of management and CAP (as described above), the Committee determined the elements of the company’s compensation program so as to further the company’s objectives to provide a competitive total rewards program, to promote a pay-for-performance philosophy and to align more closely the interests of executives with shareholders.

2013 Key Compensation Elements

Element	Description	Performance Considerations	Primary Objective
Base Salary	Fixed cash payment	Based on level, scope of responsibility, experience & competitive data; increases driven by individual performance and change in role and responsibilities	Maintain competitive pay practices

Annual Incentive Compensation Opportunity	Short-term cash payment	Measured by performance towards short-term company financial and strategic objectives driven by business performance (e.g. economic profit, revenue growth and productivity goals)	Promote achievement of short-term financial and strategic objectives

Long-Term Incentive Compensation Opportunity	Targeted to deliver an estimated 70% in the form of PSUs and an estimated 30% in the form of stock options	Creation of shareholder value and realization of long-term financial and strategic goals	Promote alignment with shareholders and achievement of long- term financial and strategic goals related to change in Economic Profit over the performance period

The Committee uses these key compensation elements as a means to differentiate between executives based on individual job responsibility and competitive position and to reflect the individual executive’s ability to influence the company’s financial performance.

For the 2013 year the Committee authorized no increases in base salary for the named executive officers (with the exception of Mr. Feeser) given that their salaries are competitive when measured against the company’s Peer Group, as well as general industry. Mr. Feeser’s base salary was adjusted to reflect his increased role and responsibilities.

With respect to determining the appropriate mix of compensation, the Committee believes it is appropriate to link a significant portion of target compensation to performance through the use of an annual cash incentive, stock options and performance-based restricted stock units (“PSUs”). The PSUs vest only upon the achievement of the company’s strategic pre-established goals relating to economic profit.

Stock options deliver compensation only if the company’s stock price rises above the stock option exercise price, which is the market price on the grant date. The Committee does not believe that any specific formula should be used to determine the allocation between performance-based compensation and base salary though, as demonstrated below, the majority of compensation to the named executive officers is performance-based.

The Committee also reviews other elements of executive compensation, including qualified retirement and non-qualified plans, perquisites and change of control arrangements, on a regular basis. While the Committee considers these programs in the context of its assessment of overall benefits and post-termination compensation design, it does not consider these elements as a factor explicitly in its annual compensation decisions. Each of these is discussed below.

In 2013, performance-based (or at risk) compensation consisted of annual incentive cash awards, PSUs and non-qualified stock options. Each of the named executive officers received compensation opportunities described in the table below. Both the annual incentive and the long-term awards are performance-based where no amount may be earned if the company does not achieve certain levels of performance and/or the stock price does not appreciate. Total direct compensation opportunity for 2013 included base salary, as well as the opportunity to earn an annual incentive award and a long-term award through a combination of PSUs and stock options, none of which are guaranteed.

NAME	BASE SALARY	ANNUAL INCENTIVE AWARD TARGET	TARGET LONG-TERM INCENTIVE AWARD		AT-RISK PERFORMANCE- BASED COMPENSATION OPPORTUNITY	TOTAL DIRECT COMPENSATION OPPORTUNITY
			STOCK OPTIONS	PERFORMANCE- BASED RSUs
John A. Luke, Jr.	15%	16%	19%	50%	85%	$7,268,363
E. Mark Rajkowski	25%	19%	16%	40%	75%	$2,330,833
James A. Buzzard	25%	21%	15%	39%	75%	$2,750,549
Wendell L. Willkie, II	28%	18%	15%	39%	72%	$1,773,387
Robert A. Feeser	29%	21%	14%	36%	71%	$1,612,054
Mark S. Cross(5)	42%	27%	31%	0%	58%	$717,886

The use of market comparison data

The “Comparison Group” or “Peer Group”

The Committee compares the company’s executive compensation program to that of a select group of peer companies. This review is done with respect to the structure of the company’s executive compensation program, target incentive compensation and actual compensation.

The peer group used by the Committee in 2013 consisted of nineteen companies, with whom (along with other non-Peer Group companies) MeadWestvaco may compete for executive talent, capital and/or customers. This group is referred to as the “Comparison Group” or the “Peer Group.” The companies included in the Comparison Group were selected by the Committee based on the recommendation of CAP in June of 2012. The Comparison Group was changed mid-year 2013 when additions and deletions were made to reflect the company’s size as compared to the median of the peer group. The peer group developed in 2013 was not used in 2013 compensation decisions and details associated with that peer group will be disclosed in next year’s Compensation Discussion and Analysis. Criteria utilized by CAP in determining the designated peer group it recommended to the Committee were:

•	Public companies within the packaging or chemicals industry;

•	Companies that compete for talent with MeadWestvaco; and

•	Companies that typically have a similar size in terms of revenue, market capitalization and mix of businesses.

Note: As a general rule, CAP focuses on companies that are approximately fifty percent to two hundred percent of MWV’s revenue, with the total group having a median revenue around that of MWV, though in isolated cases, we will make exceptions if the company is a strong comparator on other dimensions.

(5)	Prorated to reflect the executive’s seven months of service completed during 2013

The following chart includes member companies of the Comparison Group:

AptarGroup, Inc.	Huntsman Corporation
Air Products & Chemicals, Inc.	International Paper Company
Avery Dennison Corporation	Owens-Illinois, Inc.
Ball Corporation	Packaging Corporation of America
Bemis Company, Incorporated	Rock-Tenn Company
Crown Holdings, Incorporated	Sealed Air Corporation
Domtar Corporation	Silgan Holdings, Inc.
Eastman Chemical Company	Sonoco Products Company
Graphic Packaging Holding Co.	Weyerhaeuser Company
Greif Incorporated

The percentile numbers for market capitalization and revenue of the Peer Group versus MWV, as of December 31, 2012 are listed in millions below; this criteria was used by the Committee to continue the selected Peer Group for 2013:

	Market Capitalization	Revenue
25th Percentile	$3,082	$4,562
Median	$3,500	$7,000
75th Percentile	$6,095	$8,603
MWV	$5,571	$5,459

Compensation Structure, Targets and CAP Report Review

In 2013, CAP conducted a comparison of the company’s executive compensation structure and practices, as they relate to the named executive officers, to those of the Comparison Group. This review covered several aspects of the company’s program, including compensation elements, target and actual pay levels and performance measures. Based on its review, CAP concluded that the structure of the company’s compensation program (e.g., the mix of salary, annual incentives, and long-term performance incentive awards) was consistent with market practice and appropriately supported the company’s strategies and objectives. CAP also concluded that the overall total direct target compensation levels for the named executive officers as a group were appropriately positioned competitively around the median as compared to the Comparison Group.

Other market data from established executive compensation surveys was also used in reviewing compensation target levels for each of the key elements of the company’s compensation program (base salary, annual incentive and long-term incentive compensation) and for the combined total of these elements. Overall, MWV positions total compensation within a competitive range of median. For each of the key elements, the Committee reviewed the competitive median relative to the Comparison Group and general survey data as a guide to establish compensation and target levels. The Committee did not target a specific percentile ranking for individual elements of compensation or total direct compensation targets. Instead, the Committee reviewed each element of compensation within the competitive range (at or around the median), assuming payout of performance-based awards at target. In addition, an executive’s actual compensation may be more or less than the target amount set by the Committee based on performance, changes in stock price and other factors.

Reviewing compensation targets based on market comparison data (of the Comparison Group and general survey data) is intended to ensure that the company’s overall compensation practices are competitive in terms of attracting, retaining and motivating superior executive talent. Because each compensation element is targeted to be within a competitive range (at or around the median) based on available data, compensation decisions made with respect to one element of compensation do not necessarily affect decisions made with respect to other compensation elements. It is also for this reason that no specific formula is used to determine the allocation between cash and equity-based compensation. In addition, because a named executive officer’s compensation target is established and/or confirmed by reference to persons with similar duties at the Comparison Group, the Committee does not establish any fixed relationship between the compensation of the Chairman and Chief Executive Officer and that of any other named executive officer.

The role of individual performance goals

Individual goals are set each year for the named executive officers. These goals include financial, organizational and operational objectives that are tied to the company’s business plan and overall strategy as they relate to such officer’s responsibilities and job function. In addition to the achievement of corporate goals, the Committee considers an executive’s performance (as evaluated and communicated by management to the Committee) against his or her individual goals for the year when making compensation decisions. This enables the Committee to differentiate compensation among executives, as necessary, and emphasizes the link between personal performance and compensation. Adjustments based on individual performance, if any, are made after consideration of the company’s progress against established performance goals. With respect to the CEO’s individual performance, this is assessed by the Committee in executive session with no recommendation from management.

Performance-Based Elements of the Company’s Executive Compensation Program

As stated earlier, key elements of the company’s executive compensation program are performance-based and include an annual cash incentive award opportunity and a long-term equity-based incentive compensation award.

2013 Performance-Based Annual Incentive Awards (Cash)

The annual incentive award program provides the named executive officers an opportunity to receive an annual cash payment in addition to base salary. Annual incentive awards are intended to reward the named executive officer primarily for the performance of the company.

Target Awards: The annual incentive award targets for the named executive officers are reviewed annually by the Committee to confirm that they are reasonable and appropriate (at or around the median) when viewed against external competitive data. These targets are expressed as a percentage of base salary. The table below illustrates the 2013 annual incentive award target for each named executive officer.

2013 Annual Incentive Award Targets

NAME	BASE SALARY	TARGET AS % OF BASE SALARY	$ VALUE OF TARGET
John A. Luke, Jr.	$1,060,110	110%	$1,166,121
E. Mark Rajkowski	$592,840	75%	$444,630
James A. Buzzard	$690,510	85%	$586,934
Wendell L. Willkie, II	$494,120	65%	$321,178
Robert A. Feeser	$475,000	70%	$332,500
Mark S. Cross*	$300,417	65%	$195,271

*Prorated	to reflect the executive’s seven months of service completed in 2013

Performance Goals for 2013 Annual Incentive Awards

The 2013 goal setting process was a collaborative one pursuant to which management initially made recommendations to the Committee. The proposed 2013 annual incentive goals were then reviewed with the Committee in January of 2013 with input from CAP, and were subsequently approved in February 2013. For 2013, the Committee approved a performance-based incentive pool for Leadership Team members, including all of the named executive officers, equal to two and one-half percent of the actual 2013 Adjusted Earnings Before Interest and Taxes (“Adjusted EBIT”), defined below, achieved by the company. Funding of this pool is required before any annual incentive award may be paid to a named executive officer. Accordingly, the payout of any award to named executive officers is based initially on the extent to which the performance-based funding occurs, followed by the Committee’s exercise of discretion to award an annual incentive, within the authorized incentive pool, based on the attainment of the following 2013 performance goals:

Metric	Weighting	Rationale
EconomicProfit (EP)(6),(7)	50%	Reinforces need for profitable growth and the efficient use of capital

Revenue Growth(8)	25%	Focuses on growing business which is critical to long-term shareholder value and coupled with EP, encourages growth in most profitable areas

Productivity(9)	25%	Reinforces need for operational excellence

The Committee believes that the use of these metrics promote company growth without compromising the quality of earnings and do not provide inappropriate incentives for executives to engage in activities that involve undue risk.

The Committee reviewed the company’s 2013 performance as compared to the annual incentive goals described above and agreed with management’s recommendation not to fund the 2013 annual incentive pool. Consistent with this decision and despite the fact that the company performed above the threshold performance level for the productivity savings goal, the Committee concurred with management’s recommendation not to authorize any annual incentive awards for 2013, given the overall level of performance against all performance goals.

(6)	Adjusted actual EBIT is defined as full year net sales less the cost of goods sold and selling, general and administrative expenses (SG&A), excluding interest income and expenses, corporate income taxes, extraordinary items, discontinued operations, restructuring charges and certain one-time costs and the cumulative effect of accounting changes and alternative fuel mixture credits. After-tax EBIT is calculated using a planned operational tax rate.

(7)	Economic Profit or enterprise economic profit is a measure of performance that is defined as after-tax actual EBIT from continuing operations, less the company’s weighted average cost of capital applied to the capital employed (net debt plus total equity). Adjustments are made for pension (asset, income, and liability), historical (pre-2010) goodwill and intangibles (asset, expense and liability), and non-operational items such as restructuring charges and certain tax credits; after-tax EBIT is calculated using a planned operational tax rate.

(8)	Revenue Growth is defined as the change in net sales excluding all major portfolio activities in 2013 (acquisitions/divestitures) and currency variances.

(9)	Productivity is defined as full year gross value of all sourcing, manufacturing and supply chain initiatives and projects.

2013 PERFORMANCE GOALS	PERFORMANCE	2013 GOALS	ILLUSTRATIVE PAYOUT RANGE	WEIGHTING	ACTUAL PERFORMANCE	Possible PAYOUT (funding x weighting)
Economic Profit	THRESHOLD	$15 mm	50%	50%		0
	TARGET	$40 mm	100%		$-18 mm
	STRETCH	$74 mm	200%

Revenue	THRESHOLD	2.4%	50%	25%		0
Growth	TARGET	4.7%	100%		2.2%
	STRETCH	9.4%	200%

Productivity	THRESHOLD	$150 mm	50%	25%
	TARGET	$205 mm	100%		$196 mm	23%
	STRETCH	$410 mm	200%
					Approved Payout Total	0%

In order to arrive at a payout number for each named executive officer, the target annual incentive award for each executive is multiplied by the total weighted payout percentage illustrated above and then adjusted, if applicable, by the executive’s performance factor to arrive at the annual incentive award amount earned for 2013.

Target Annual Incentive Award	X	Weighted Payout %	X	Individual Performance Factor (0% to 125%)	=	2013 Annual Award

Although the weighted payout based on actual 2013 company performance against goals would have permitted a small payout just above the threshold performance level, it was management’s recommendation, with which the Committee concurred, not to (i) fund the 2013 annual incentive pool or (ii) authorize any payouts to the named executive officers. The Committee did not authorize any 2013 annual incentive award for named executive officers.

2013 Long-Term Compensation Awards (Equity)

In 2013, the Committee authorized long-term incentive awards for the named executive officers comprised solely in equity with no cash component. The Committee did this by re-introducing PSU awards targeted to deliver an estimated 70% of each named executive officer’s long-term award, with the remaining portion delivered in the form of non-qualified stock options (30%). As previously disclosed, the Committee awarded no PSUs to named executive officers in 2011 and 2012 due to the front-loaded nature of the 2010 PSU awards, which approximated a three-year grant opportunity. The non-qualified stock option awards vest ratably over a three-year period on the first, second and third anniversary of the award date and the PSUs vest upon the satisfactory achievement of pre-established performance criteria related to (i) Adjusted EBIT for 2013 or 2014 and (ii) cumulative changes in EP from January 1, 2013 to December 31, 2015, as determined by the Committee. Both the PSU awards and stock option awards are performance-based. PSUs vest upon the achievement of pre-established EBIT and EP goals, and stock options deliver value only if there is an increase in the company’s stock price over the 2013 stock option exercise price which is the market price on the grant date.

Long-Term Target Awards

In recent years, largely due to volatility in the equity market, the Committee began reviewing external competitive market data, Peer Group and general industry trends to ensure that each executive’s total compensation would continue to be at or around the median. The Committee has continued this practice and awards made in 2013 reflect market data and general industry trends rather than hard and fast guidelines.

Post-Employment Arrangements

While the company does not maintain employment contracts for any of its named executive officers, each such officer is covered by the company’s broad-based severance program and by a change of control agreement. The primary purpose of these agreements is to help ensure that the company can retain and rely upon the undivided focus of its senior executives, before, during and after the negotiation of a change of control. The company’s agreements contain what is known as “double trigger” provisions which require both a change of control and a termination in order for severance to be payable. The agreements also include a severance calculation based on actual base salary and cash incentive paid, rather than target compensation, and include a modified gross-up feature for excise taxes. A modified gross-up permits the company to reduce its cost resulting from any parachute excise tax. While the company agreed to keep whole each of the named executive officers covered by a change of control agreement for any excise tax imposed by the Internal Revenue Code on a change of control, it will do so only if the payment exceeds a designated percentage; otherwise, the executive’s severance payment is reduced by the amount necessary to avoid payment of the excise tax. While the company does have this feature in place for the excise tax for agreements in place prior to 2008, this benefit is no longer available in new agreements of this nature.

In addition, the company entered into a separation agreement with Mr. Cross in July of 2013 under which, in addition to benefits to which he was entitled under the company’s broad based severance program, Mr. Cross received certain benefits (including vesting of the remaining portions of his 2011, 2012 and 2013 stock option awards and an extension of the period in which to exercise the awards) in exchange for his general release of claims.

Restrictive Covenant Agreements

In 2012, the Committee approved restrictive covenant agreements for each of the named executive officers. The agreements provide additional levels of protection against the use and disclosure of valuable proprietary information by including reasonable provisions to delay working for a competitor in order to lessen the company’s exposure to loss of competitive information and resources, a threat which may significantly injure the company’s business and reputation. Generally, the agreements require the named executive officers to protect the company’s confidential information, property and trade secrets. The agreements also prohibit the named executive officers, for a period of 12 months following termination of employment, from (a) employment with a competing business in a position with the same or similar duties to those performed at the company (subject to geographic parameters); (b) soliciting company employees to work for a competing business or (c) soliciting company customers (with whom the named executive officer had material contact or received confidential information). In the event of a breach (or threatened breach) of the restrictive covenant, the company has the right to seek injunctive relief to enforce the covenant or impose forfeiture of applicable compensation (annual incentive and outstanding equity grants).

Other benefits

Perquisites

Consistent with its pay-for-performance philosophy, the company provides only limited perquisites to executives. Those that are provided are done for sound business reasons to provide for executives’ security, effectiveness in executing their job responsibilities, or to mitigate risk to the company. The limited perquisites offered include: residential security guard services for the CEO, and financial planning, executive physicals and limited personal use of the company plane for executive officers during 2013, the purpose of which is to ensure their health and safety and to make the most efficient use of their time. No tax gross-ups are provided with respect to these perquisites. All of these expenses are disclosed in the Summary Compensation Table on page 36.

Qualified Plans

The company maintains a qualified defined benefit pension plan and a qualified defined contribution 401(k) savings plan in the form of an employee stock ownership plan. The defined benefit pension plan formula is described under the Pension Benefits Table narrative on page 41. The savings plan formula permits an employee who contributes three percent of pay to receive a one-hundred percent matching contribution on such amount and an additional fifty percent matching contribution on the next two percent of pay contributed. Matching contributions under the savings plan are made in company (MWV) stock and are one-hundred percent vested immediately. Both the defined benefit and the savings plans provide for broad-based participation by company employees and cover each of the named executive officers. The 401(k) savings plan matching contribution delivered in MWV stock helps support the high level of executive stock ownership in the company. See below further details under Stock Ownership Guidelines.

Restoration Plans

The company maintains a non-qualified excess benefit plan that, with respect to earnings and benefits, exceed Internal Revenue Code limits on qualified plan benefits and mirrors the benefit formula under the company’s defined benefit plan. In addition, the MeadWestvaco Deferred Income Plan permits executives to voluntarily defer up to 80% of base salary and annual incentive cash compensation. The plan also operates as an excess benefit plan enabling employees to defer salary and company matching contributions in excess of Internal Revenue Code limits that apply to the company’s qualified 401(k) savings plan. The plan offers executives a choice of conventional investment vehicles with no assurance of any particular rate of return and does not guarantee an above market rate of return. The plan offers the same investment vehicles available under the company’s qualified 401(k) savings plan, with the addition of three other funds.

The company maintains these qualified and non-qualified plans to ensure an overall competitive compensation and benefits offering and to attract and retain superior talent. The Committee believes it is essential that overall compensation and benefits, including retirement benefits, be competitive in the market place. All of the named executive officers participate in these plans. Further description of these plans accompanies the Pension Benefits and Non-qualified Deferred Compensation Tables on pages 41 and 44.

SERP

The company also maintains a non-qualified supplemental executive retirement plan, which was designed to attract and retain executives who join the company in mid-career. In 2007 the plan was closed to any new participants. See the Pension Benefits Table and narrative on page 41.

Clawback/Recoupment Policy

The company maintains a recoupment policy which supplements the provisions on suspension or termination of incentive compensation awards based on misconduct in the company’s existing incentive arrangements. This policy permits the company to recoup annual and long-term cash or equity incentive awards paid to certain executive officers and members of senior management (including all of the named executive officers). The policy provides that in the event a covered executive receives an award based on materially inaccurate financial information or other materially inaccurate performance metric criteria, the Committee may require the executive to repay all or a portion of the award attributable to such inaccurate information. The Committee’s ability to recoup an award is limited to awards made in the current and immediately preceding year in which the inaccuracy is discovered except in the event of fraud.

Stock Ownership Guidelines

The company maintains stock ownership guidelines designed to align more closely the long term interests of its executives with the interests of its shareholders. The guidelines require that each named executive officer hold company stock valued at a multiple of base salary as set forth in the following table. In the case of new hires or promotions, ownership guidelines must be met within five years after the relevant event. Company stock considered towards this guideline include shares credited to an account in the company’s 401(k) plan, stock units payable under the company’s non-qualified restoration plan, service-based RSU awards and shares directly or indirectly owned.

Stock ownership as of December 31, 2013 reflects the following progress towards these guidelines based on the closing price of stock on such date as reported by the New York Stock Exchange. All of the named executive officers active as of the end of 2013 have met and exceeded the guidelines.

NAME	GUIDELINE MULTIPLE OF SALARY	MULTIPLE OF SALARY ACHIEVED AS OF 12-31-13
John A. Luke, Jr.	5X	29.6X
E. Mark Rajkowski	3X	11.5X
James A. Buzzard	3X	11.7X
Wendell L. Willkie, II	3X	9.8X
Robert A. Feeser	3X	5.6X

Equity Grant Practices Policy

The company maintains a written policy on practices for granting equity awards, which describes the Committee’s practices relating to equity grants to executives and the timing of such grants in relation to material non-public information and which specifically prohibits the backdating of stock options. The policy also describes the Committee’s delegation of authority to the Chairman and Chief Executive Officer to award equity to non-executive employees. The company does not have a practice or policy of timing its grants in relation to the announcement of material non-public information. In accordance with the policy, all stock option grants have an exercise price equal to the closing price of the company’s common stock on the date of grant.

Prohibition Against Pledging and Hedging

The company has a policy that prohibit officers and directors from pledging or hedging their ownership of the company’s stock, including trading in options, puts, calls or other derivative instruments related to company stock or debt.

Tax and Accounting Considerations

Tax and accounting considerations are one of many factors considered by the Committee in determining compensation mix and amount. Section 162(m) of the Internal Revenue Code does not permit a tax deduction to public companies for individual compensation over one million dollars per year to the Chief Executive Officer and the next three most highly compensated individuals other than the Chief Financial Officer. This limitation does not apply to performance-based compensation as defined under federal tax laws. The Committee designed the annual and long-term incentive program, stock option grants and PSUs described above to meet the requirements of Section 162(m) and to ensure the deductibility of compensation payable under such programs. However, while the Committee considers the Section 162(m) impact on each component of compensation, it may in some instances determine to pay compensation even though it is not deductible where it believes such compensation furthers the company’s objectives and is otherwise appropriate.

COMPENSATION COMMITTEE REPORT

The Compensation and Organization Development Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION AND

ORGANIZATION DEVELOPMENT

COMMITTEE

Timothy H. Powers, Chairman

Richard B. Kelson

James M. Kilts

Alan D. Wilson

Compensation Committee Interlocks and Insider Participation

The Compensation and Organization Development Committee currently consists of Mr. Powers as Chairman, Mr. Kelson, Mr. Kilts and Mr. Wilson. None of its members have previously served as an officer or employee of the company. None of our executive officers served as:

(i)	a member of the compensation committee (or other board committee performing equivalent functions, or in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation and Organization Development Committee;

(ii)	a director of another entity, one of whose executive officers served on our Compensation and Organization Development Committee; or

(iii)	a member of the compensation committee (or other board committee performing equivalent functions, or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as our director.

Summary Compensation Table

The following table presents information concerning total compensation paid to the Chairman and Chief Executive Officer and certain other executive officers of the company (collectively, the “named executive officers”).

NAME AND PRINCIPAL POSITION	YEAR	SALARY		BONUS	STOCK AWARDS(1)	OPTION AWARDS(2)	NON- EQUITY INCENTIVE PLAN COMPEN- SATION	CHANGE IN PENSION VALUE & NON- QUALIFIED DEFERRED COMP EARNINGS(3)	ALL OTHER COMPEN- SATION(8)	TOTAL
JOHN A. LUKE, JR.	2013	$1,060,110		$0	$3,640,040	$1,402,092	$0	$0	$202,352	$6,304,594
CHAIRMAN & CEO	2012	$1,060,110		$0	$0	$1,970,169	$1,285,000	$1,505,275	$220,106	$6,040,660
	2011	$1,055,693		$0	$0	$1,480,198	$1,988,236	$4,237,010	$226,687	$8,987,824

E. MARK RAJKOWSKI	2013	$592,840		$0	$933,705	$359,658	$0	$35,372	$71,141	$1,992,716
SVP, CHIEF FINANCIAL	2012	$592,840		$0	$0	$550,860	$456,487	$592,761	$85,862	$2,278,810
OFFICER	2011	$590,433		$0	$0	$465,662	$771,878	$765,092	$87,301	$2,680,366

JAMES A. BUZZARD(4)	2013	$690,510		$0	$1,063,510	$409,596	$0	$0	$63,769	$2,227,385
PRESIDENT	2012	$690,510		$0	$0	$627,359	$645,627	$1,491,291	$76,198	$3,530,985
	2011	$687,633		$0	$0	$530,286	$1,000,722	$2,641,475	$82,292	$4,942,408

WENDELL L. WILLKIE, II	2013	$494,120		$0	$691,608	$266,481	$0	$52,597	$64,813	$1,569,619
S0VP, GEN’L COUNSEL &	2012	$494,120		$0	$0	$408,107	$326,119	$702,824	$68,171	$1,999,341
SEC’Y	2011	$492,124		$0	$0	$334,514	$459,532	$1,215,578	$75,735	$2,577,483

ROBERT A. FEESER(5)	2013	$473,722		$0	$581,720	$224,112	$0	$0	$42,981	$1,322,535
SVP	2012	$459,669		$0	$0	$284,765	$328,663	$705,583	$46,306	$1,824,986
	2011	$459,669		$0	$0	$240,701	$463,117	$926,785	$277,449	$2,367,721

MARK S. CROSS(6)	2013	$300,417	(7)	$0	$0	$222,198	$0	$0	$1,083,444	$1,606,059
FORMER SVP	2012	$515,000		$0	$0	$340,303	$368,225	$491,844	$57,150	$1,772,522
	2011	$512,854		$0	$0	$287,608	$518,863	$515,222	$61,954	$1,896,501

(1)	The amounts shown in this column represent the aggregate grant date fair market value of stock awards granted in 2013 computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Assumptions used in the calculation of these amounts are included in footnote K to the company’s audited consolidated financial statements for the year ended December 31, 2013 included in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2014. The Committee reintroduced performance-based restricted stock units targeted to deliver an estimated 70% of each named executive officer’s long-term award with the remaining portion delivered in the form of non-qualified stock options as further described in the CD&A on page 31. As previously disclosed, the Committee awarded no PSUs to named executive officers in 2011 and 2012 due to the front-loaded nature of the 2010 performance-based accelerated RSU awards, which approximated a three-year grant opportunity. The value of the 2013 PSU awards is reported assuming the target level of performance is achieved. The value of the 2013 PSU awards if the maximum level of performance was achieved would be: Mr. Luke, Jr., $7,280,080; Mr. Rajkowski, $1,867,410; Mr. Buzzard, $2,217,020; Mr. Willkie, $1,383,216; and Mr. Feeser, $1,163,440.

(2)	The amounts shown in this column represent the aggregate grant date fair market value of stock Option Awards granted in 2013 computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote K to the company’s audited consolidated financial statements for the year ended December 31, 2013 included in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2014.

(3)

The amounts in this column represent the actuarial increase in the present value of the named executive officers’ benefits under all pension plans maintained by the company between December 31, 2012 and December 31, 2013. The amounts calculated were determined with the following assumptions: FASB ASC 715-30 discount rate of 4.9% for 2013 and 4.1% for 2012, respectively, and an assumed unreduced retirement age (age 65 or 62 with 20 years of service). While these amounts appear as a lump sum, the normal form of payment is an annuity payment with the exception of Mr. Feeser for whom a lump sum is payable with respect to his accrued benefit as of December 31, 2002. The pension number reported is an accounting value and was not realized by the named executive officers during 2013. Decreases in the actuarial present value of a named executive officer’s benefit (due to the increase in the discount rate or other factors) are reported as $0. None of the named executive officers are guaranteed a specified rate of return on any investment or receive above market earnings in the MeadWestvaco Deferred Income Plan, and thus no amount in this column is attributable to non-qualified deferred compensation earnings.

(4)	Mr. Buzzard ceased serving as President effective February 21, 2014.

(5)	Mr. Feeser was elected Executive Vice President effective January 28, 2014.

(6)	Mr. Cross ceased serving as Senior Vice President effective March 25, 2013 and ceased employment effective July 31, 2013.

(7)	Base salary payable through July 31, 2013.

(8)	The amounts shown in this column for 2013 are derived as follows:

	John A. Luke, Jr.	E. Mark Rajkowski	James A. Buzzard	Wendell L. Willkie, II	Robert A. Feeser	Mark S. Cross
Financial Planning/Counseling(9)	$5,000	$5,000	$1,775	$5,000	$3,872	$5,000
Qualified Savings Plan Contributions(10)	$10,200	$10,200	$10,200	$10,200	$10,200	$10,200
Non-Qualified Savings Plan Contributions(11)	$83,604	$31,773	$43,245	$22,610	$21,896	$10,300
Life Insurance Premiums(12)	$5,447	$3,046	$3,549	$2,540	$2,363	$2,645
Severance Payments(13)	$0	$0	$0	$0	$0	$1,039,649
Personal Use of Aircraft(14)	$8,427	$0	$0	$0	$0	$0
Matching Funds(15)	$12,500	$2,500	$5,000	$7,500	$1,500	$12,500
Security(16)	$74,024	$0	$0	$0	$0	$0
Commuting (17)	$0	$15,472	$0	$13,813	$0	$0
Health Evaluations(18)	$3,150	$3,150	$0	$3,150	$3,150	$3,150

Total Other Compensation	$202,352	$71,141	$63,769	$64,813	$42,981	$1,083,444

(9)	Reimbursement by the company for financial planning
(10)	Annual contribution by the company to qualified 401(k) savings plan
(11)	Annual contribution by the company to non-qualified deferred compensation plan
(12)	Annual life insurance premium paid by the company
(13)	Represents severance payments made to Mr. Cross in connection with termination of his employment effective July 31, 2013
(14)	The incremental cost to the company for personal usage of the company’s aircraft is calculated by dividing the aircraft’s total annual variable cost (including fuel, maintenance and landing fees) by the aircraft’s total annual flight hours for such year and multiplying such amount by the total number of flight hours for the executive’s personal usage for the year
(15)	Matching funds paid by MeadWestvaco Foundation to non-profits designated by the executive, which is a benefit available to all employees
(16)	Charges for home security services paid by the company
(17)	Commuting expenses paid by the company
(18)	Executive health screening paid by the company

Grants of Plan Based Awards in 2013

On February 25, 2013, the Compensation and Organization Development Committee (the “Committee”) established 2013 annual incentive awards and made grants under the company’s 2005 Performance Incentive Plan, as amended and restated, in the form of non-qualified stock options, which vest in one-third increments on each anniversary of the grant date and vest in full on February 25, 2016. The Committee also awarded Performance-Based Restricted Stock Units (“PSUs”) on February 25, 2013 which vest, subject to the satisfactory attainment of performance goals, as determined by the Committee. Award terms and conditions are more fully described on page 31.

No dividend rights attach to non-qualified stock option awards. Dividend equivalents do accrue on the PSUs, but vest only if shares relating to the underlying award vest.

The table below shows the cash and equity awards that were granted to each of the named executive officers during 2013 under various plans.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards or Units (# of awards)	All Other Option Awards (# of awards)(3)	Exercise or Base Price of Option Awards ($)(3)	Grant Date Fair Market Value of Stock & Option Awards(4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (# of awards)	Target (# of awards)	Maximum (# of awards)
John A. Luke, Jr.		$583,061	$1,166,121	$6,000,000							N/A
	2/25/2013				53,000	106,000	212,000				$3,640,040
	2/25/2013							0	161,160	$34.34	$1,402,092

E. Mark Rajkowski		$222,315	$444,630	$6,000,000							N/A
	2/25/2013				13,595	27,190	54,380				$933,705
	2/25/2013							0	41,340	$34.34	$359,658

James A. Buzzard		$293,467	$586,934	$6,000,000							N/A
	2/25/2013				15,485	30,970	61,940				$1,063,510
	2/25/2013							0	47,080	$34.34	$409,596

Wendell L. Willkie, II		$160,589	$321,178	$6,000,000							N/A
	2/25/2013				10,070	20,140	40,280				$691,608
	2/25/2013							0	30,630	$34.34	$266,481

Robert A. Feeser		$166,250	$332,500	$6,000,000							N/A
	2/25/2013				8,470	16,940	33,880				$581,720
	2/25/2013							0	25,760	$34.34	$224,112

Mark S. Cross		$97,636	$195,271	$6,000,000							N/A
	2/25/2013				0	0	0				$0
	2/25/2013							0	25,540	$34.34	$222,198

(1)	These columns reflect threshold, target and maximum amounts potentially payable under the 2013 annual incentive award calculating such amounts based on a percentage of base salary. Mr. Cross’ amounts were prorated to reflect the executive’s seven months of service completed in 2013. The maximum payout is merely the individual dollar limit established by the company’s 2005 Performance Incentive Plan, as amended and restated, and does not reflect the Committee’s evaluation of each individual’s performance against goals for the year. See Compensation Discussion and Analysis for discussion of 2013 Annual Incentive Award Targets and amounts actually earned in 2013.

(2)	These columns reflect threshold, target and maximum number of shares that may be earned pursuant to performance-based restricted stock units awarded under the company’s 2005 Performance Incentive Plan as amended and restated. The Committee established individual award targets for each executive, the material terms of each award are discussed in the Compensation Discussion and Analysis on page 31.

(3)	These columns reflect the number of shares and the exercise price of non-qualified stock options granted under the company’s 2005 Performance Incentive Plan, as amended and restated. On January 27, 2014 the company approved and announced a special $1.00 per share dividend, which resulted in a required adjustment to both the number of shares subject to the Option Awards displayed above as well as the exercise price of such Option Awards. The values reported above do not reflect this adjustment, which was made in February of 2014.

(4)	This amount represents the full grant date fair market value of equity awards (PSUs and options) in 2013 computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards At 2013 Fiscal Year End

The table below shows the equity awards that have been previously awarded to each of the named executive officers and which remained outstanding as of December 31, 2013.

	Option Awards(1)							Stock Awards(2)
	Number of Securities Underlying Unexercised Options				Number of Securities Underlying Unexercised Unearned Options (d)	Option Exercise Price (e)	Option Expiration Date (f)	Number of Shares of Stock That Have Not Yet Vested (g)	Market Value of Unvested Shares of Stock ($)(6) (h)	Equity Incentive Plan Awards: Number of Unearned, Unvested Units or Shares (i)	Plan Awards Payout Value of Unearned, Unvested Units or Shares ($)(6) (j)
Name(a)	Exercisable (b)		Unexercisable (c)
John A. Luke, Jr.	216,991		0		0	$24.9700	2/27/2016
	210,536		0		0	$28.4600	2/26/2017
	267,814		0		0	$24.1100	2/25/2018
	865,629		0		0	$8.0500	2/23/2019
	313,887		0		0	$21.1200	2/22/2020
	140,771		70,386	(3)	0	$26.0200	2/28/2021
	97,437		194,873	(4)	0	$27.9500	6/25/2022
	0		161,160	(5)	0	$34.3400	2/25/2023
								25,696	$948,953	108,251	$3,997,706
E. Mark Rajkowski	53,847		0		0	$24.9700	2/27/2016
	58,496		0		0	$28.4600	2/26/2017
	72,984		0		0	$24.1100	2/25/2018
	84,065		0		0	$21.1200	2/22/2020
	44,285		22,143	(3)	0	$26.0200	2/28/2021
	27,244		54,486	(4)	0	$27.9500	6/25/2022
	0		41,340	(5)	0	$34.3400	2/25/2023
								6,591	$243,406	27,767	$1,025,449
James A. Buzzard	48,024		0		0	$24.9700	2/27/2016
	46,602		0		0	$28.4600	2/26/2017
	62,991		0		0	$24.1100	2/25/2018
	227,991		0		0	$8.0500	2/23/2019
	108,210		0		0	$21.1200	2/22/2020
	50,431		25,216	(3)	0	$26.0200	2/28/2021
	31,027		62,053	(4)	0	$27.9500	6/25/2022
	0		47,080	(5)	0	$34.3400	2/25/2023
								9,845	$363,576	31,628	$1,168,009
Wendell L. Willkie, II	32,385		0		0	$24.9700	2/27/2016
	41,897		0		0	$28.4600	2/26/2017
	53,790		0		0	$24.1100	2/25/2018
	49,626		0		0	$21.1200	2/22/2020
	31,813		15,907	(3)	0	$26.0200	2/28/2021
	20,184		40,366	(4)	0	$27.9500	6/25/2022
	0		30,630	(5)	0	$34.3400	2/25/2023
								4,098	$151,339	20,568	$759,564
Robert A. Feeser	24,486		0		0	$26.7800	2/22/2015
	21,541		0		0	$24.9700	2/27/2016
	4,468		0		0	$24.3800	3/31/2016
	26,494		0		0	$28.4600	2/26/2017
	33,547		0		0	$24.1100	2/25/2018
	75,836		0		0	$8.0500	2/23/2019
	42,416		0		0	$21.1200	2/22/2020
	22,891		11,446	(3)	0	$26.0200	2/28/2021
	14,084		28,166	(4)	0	$27.9500	6/25/2022
	0		25,760	(5)	0	$34.3400	2/25/2023
								3,670	$135,533	17,300	$638,879
Mark S. Cross	22,032		0		0	$24.7700	6/30/2016
	31,911		0		0	$28.4600	2/26/2017
	43,364		0		0	$24.1100	2/25/2018
	65,029		0		0	$21.1200	2/22/2020
	41,028	(7)	0		0	$26.0200	2/28/2021
	50,490	(7)	0		0	$27.9500	6/25/2022
	25,540	(7)	0		0	$34.3400	2/25/2023
								8,168	$301,628	0	$0

(1)	Stock options vest with respect to one-third of the shares subject to grant on each of the first three anniversaries of the option grant date. The Option Award values above do not include a required adjustment to the exercise price and number of shares covered by the Awards resulting from a special $1.00 per share dividend approved by the company in January 2014. This table reflects award values as of December 31, 2013.

(2)	Column (g) includes dividend equivalent units (“DEUs”) converted into service-based restricted stock unit (“RSU”) awards attributable to 2010 performance-based accelerated RSU awards, which vest on February 28, 2015 (for Mr. Cross this award settled on January 1, 2014 six months following his termination of service along with other stock units he had previously deferred). Column (i) includes 2013 performance-based RSU awards (and DEUs), which remain eligible for vesting until February 24, 2016, subject to the satisfactory attainment of performance goals attached to such awards based on target performance levels; DEUs will not vest if underlying shares to which such DEUs relate are not vested.

(3)	Remaining unexercisable options became exercisable on February 28, 2014.

(4)	One-third of the options became exercisable on June 25, 2013, one-third of the options become exercisable on June 25, 2014 and one-third become exercisable on June 25, 2015.

(5)	One-third of the unexercisable options became exercisable on February 25, 2014, one-third become exercisable on February 25, 2015 and one-third become exercisable on February 25, 2016.

(6)	Market and payout values based on stock price of $36.93, which was the closing price of the company’s stock on December 31, 2013.

(7)	A portion of these options (72,876 in the aggregate) was accelerated on account of Mr. Cross’ termination of employment.

Option Exercises and Stock Vested during Fiscal 2013

This table shows the stock options that were exercised by, and the restricted stock units that vested for, each named executive officer during 2013. Option award value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of the company common stock.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)
John A. Luke, Jr.	112,839	$952,362	0	$0
E. Mark Rajkowski	0	$0	0	$0
James A. Buzzard	0	$0	0	$0
Wendell L. Willkie, II	22,567	$195,015	0	$0
Robert A. Feeser	5,600	$154,236	0	$0
Mark S. Cross	51,681	$1,453,988	0	$0

Pension Benefits

Qualified Retirement Plan: The company’s qualified retirement plan covers all salaried employees, and provides an unreduced benefit payable at age 65 (or 62 if the employee has 20 years of service). The retirement benefit payable is equal to 1.6% of final average earnings (or pay) times years of benefit service (up to a maximum of 40 years), minus an employee’s primary social security benefit multiplied by 1.25% times years of benefit service (up to a maximum of 40 years of service). The formula is illustrated below:

[	1.6% x Years of Benefit x Final Average Pay Service (up to 40)	] – [	1.25%	x	Years of Benefit Service (up to 40)	x	Primary Social Security Benefit	]

The normal form of payment is a 50% joint and survivor annuity for married participants and a single life annuity for unmarried participants. Participants may choose optional annuity and installment forms (spousal consent required of married participants). A cash lump sum is not available to any named executive officer except for Mr. Feeser who is eligible to receive a lump sum for a portion of his benefit accrued prior to January 1, 2003. Final average pay generally includes all income reported on Form W-2, but excludes long-term incentive compensation, severance pay, and retention and hiring bonuses. Final average pay includes the participant’s highest 5 years of pay within the last 10 year period. Employees become 100% vested in their retirement benefit after completing 5 years of service. An employee may retire early and receive a benefit at age 55 (with 5 years of service) subject to reduction for early payment. The reduction, generally, is 3% per year for each year by which the actual retirement date precedes the participant’s 65th birthday and 6% per year for each year by which the actual retirement date precedes the participant’s 62nd birthday. As Messrs. Luke, Buzzard, and Willkie are over age 55, they are eligible to retire early based on their service with the company.

Retirement Restoration Plan: The company maintains a non-qualified retirement restoration plan that mirrors benefits provided under the qualified retirement plan following the same formula but recognizing compensation in excess of the Internal Revenue Code limit, which was $255,000 for 2013. All of the named executive officers are participants in this plan. Benefits are payable in annuity form only and a lump sum is not available.

MeadWestvaco Executive Retirement Plan (“MERP”): The company also maintains a non-qualified supplemental executive retirement plan, whose purpose is to assist in recruiting mid-career executive hires that may forfeit retirement benefits due to early termination from another employer. The MERP follows the benefit formula and vesting schedule under the company’s qualified retirement plan described above, but recognizes additional service equal to .75 year of credited service for each year of actual service completed by an executive up to a maximum number of years equal to the executive’s age at hire minus 30.

Generally, plan benefits are payable in annuity form and are subject to reduction for early retirement (except for Mr. Feeser who is eligible to receive a lump sum for a portion of his benefit). In the case of an executive whose service and age equal 80 the reduction for early payment is reduced. Mr. Buzzard is not entitled to additional service under this plan as his age at date of hire minus 30 equals 0. Given Mr. Luke’s and Mr. Feeser’s long service with the company, they accrued limited service under the plan. During 2007 the MERP was amended to close participation to any new executive hired on or after January 1, 2007. During 2008, the MERP was amended to comply with Internal Revenue Code Section 409A and to remove the lump sum benefit payable upon a change of control.

Pension Benefits Table at 2013 Fiscal Year End

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each executive, under the company’s defined benefit pension plans determined using interest rate and mortality rate assumptions consistent with those used in the company’s financial statements.

NAME	PLAN NAME	NUMBER OF YEARS OF CREDITED SERVICE(1) (#)	PRESENT VALUE OF ACCUMULATED BENEFIT(2) ($)	PAYMENTS DURING LAST FISCAL YEAR(3) ($)
JOHN A. LUKE, JR.	QUALIFIED	34.667	$1,494,965	$0
	RESTORATION	34.667	$17,358,875	$0
	MERP	33.980	$171,595	$0

E. MARK RAJKOWSKI	QUALIFIED	9.417	$264,074	$0
	RESTORATION	9.417	$1,123,448	$0
	MERP	16.480	$1,059,109	$0

JAMES A. BUZZARD	QUALIFIED	35.583	$1,485,255	$0
	RESTORATION	35.583	$8,668,276	$0
	MERP	35.583	$0	$0

WENDELL L. WILLKIE, II	QUALIFIED	19.000	$826,530	$0
	RESTORATION	19.000	$2,462,907	$0
	MERP	28.875	$1,752,367	$0

ROBERT A. FEESER	QUALIFIED	26.583	$780,581	$0
	RESTORATION	26.583	$2,476,729	$0
	MERP	26.583	$125,980	$0

MARK S. CROSS	QUALIFED	7.167	$215,753	$0
	RESTORATION	7.167	$722,678	$23,983
	MERP	12.542	$720,190	$23,900

(1)	The Number of Years of Credited Service includes service recognized under the MERP in excess of actual service performed by the executive. The MERP potentially provides an additional .75 year of credited service for each year of actual service up to a maximum equal to the executive’s age at hire minus 30.

(2)	The Present Value of the Accumulated Benefit was provided by Aon Hewitt as the present value of the December 31, 2013 accrued benefit using the following assumptions: FASB ASC 715-30 discount rate of 4.9%; the normal form of benefit payment is an annuity. The postretirement mortality table used for the annuity calculation is the RP 2000 table projected to 2019, (congruent with FASB ASC 715-30 assumptions), also assuming no withdrawal, disability, or death prior to retirement age. FASB ASC 715-30 valuations for the qualified and restoration plans have assumptions for these events; the MERP only has an assumption for preretirement death. These calculations include both vested and non-vested benefits. While these amounts appear as a lump sum, the normal form of payment under these plans is an annuity except for Mr. Feeser who is eligible to receive a lump sum for a portion of his benefit.

(3)	The payments shown for Mr. Cross represent the amounts of the nonqualified benefits that were accelerated to cover the FICA payments made during 2013.

Non-qualified Deferred Compensation

MeadWestvaco Deferred Income Plan: The company maintains a non-qualified deferred compensation plan that permits executives to voluntarily defer up to 80% of base salary and annual incentive cash compensation. The plan also operates as an excess benefit plan enabling employees to defer salary and company matching contributions in excess of Internal Revenue Code limits that apply to the company’s qualified 401(k) plan. Any amounts contributed by executives may be allocated towards notional accounts into up to 20 investment funds as directed by the participant except with respect to company matching contributions, which are automatically invested in a company “phantom” stock fund. There is no guaranteed investment return with respect to any of the funds. Executives may choose to receive a distribution of their account balance in the year after termination of employment, or early or normal retirement in either a lump sum or installment payments. Limited in-service withdrawals are permitted based on future dates specified in advance by participants and evidenced by written distribution elections.

The investment funds available to an executive under the deferred income plan generally mirror the investment options available to all employees who participate in the company’s broad based qualified 401(k) savings plan, plus three additional funds which are available to investors.

Non-qualified Deferred Compensation at 2013 Fiscal Year End

The table below presents information on each of the named executive officers’ non-qualified deferred compensation plan accounts for 2013.

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FISCAL YEAR	REGISTRANT CONTRIBUTIONS IN LAST FISCAL YEAR(1)	AGGREGATE EARNINGS IN LAST FISCAL YEAR	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS(2)	AGGREGATE BALANCE AT LAST FISCAL YEAR-END(3)
JOHN A. LUKE, JR.	$48,588	$83,604	$775,331	$0	$5,052,886
E. MARK RAJKOWSKI	$27,172	$31,773	$146,498	$0	$835,466
JAMES A. BUZZARD	$37,978	$43,245	$443,157	$(132,388)	$3,266,859
WENDELL L. WILLKIE, II	$22,647	$22,610	$219,899	$0	$1,417,913
ROBERT A. FEESER	$60,802	$21,896	$290,816	$0	$4,307,707
MARK S. CROSS	$12,875	$10,300	$178,699	$0	$1,415,461

(1)	Amounts shown as Registrant Contributions in Last Fiscal Year are also included as 2013 compensation in the Summary Compensation Table, in the “All Other Compensation” column. Full company match provided relative to annual incentive award if Internal Revenue Code limitations prevented executive from deferring applicable portion of the incentive award.

(2)	Amounts in this column represent scheduled withdrawals.

(3)	Of the aggregate balances at the end of fiscal year 2013, the following portions have been included as compensation in the Summary Compensation Table, in the “All Other Compensation” column for the current and prior years: Mr. Luke, Jr., $1,027,753; Mr Rajkowski, $466,702; Mr. Buzzard, $1,620,559; Mr. Willkie, $325,848; Mr. Feeser, $476,690; and Mr. Cross, $569,711.

Potential Payments Upon Termination and Change of Control

The tables below reflect the amount of compensation that would become payable to each of the named executive officers under existing plans and arrangements if the named executive’s employment had terminated on December 31, 2013 given the named executive’s compensation and service levels as of such date and, if applicable, based on the company’s closing stock price on that date. These benefits are in addition to benefits available prior to the occurrence of any termination of employment (including benefits under then-exercisable stock options), and benefits available to all salaried employees, such as distributions under the company’s 401(k) plan, early retirement subsidy and accrued vacation pay.

The actual amounts that would be paid upon a named executive officer’s termination of employment can be determined only at the time of an executive’s actual separation from the company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the company’s stock price, and the executive’s age.

Potential Payments Upon Involuntary Termination (other than Change of Control)

The table below shows the severance benefits that would be payable to each of the named executive officers who experiences an involuntary termination of employment from the company on December 31, 2013, excluding death, disability or a termination based on “misconduct” as defined in the company’s standard severance plan available to all salaried employees.

	John A. Luke Jr.	E. Mark Rajkowski	James A. Buzzard	Wendell L. Willkie, II	Robert A. Feeser
Cash Severance(1)	$2,120,220	$1,185,680	$1,381,020	$988,240	$947,444
2010 Performance-Based Accelerated RSU Awards(2)	$948,953	$243,406	$363,576	$151,339	$135,533
Post-Termination Health Care(3)	$4,340	$4,340	$2,732	$4,652	$4,652
Outplacement Services and Financial Planning(4)	$10,700	$10,700	$10,700	$10,700	$10,700

Total	$3,084,213	$1,444,126	$1,758,028	$1,154,931	$1,098,329
(1)	The company maintains a broad-based standard severance plan, which covers all salaried and non-union employees (including the named executive officers) and which provides for a cash lump sum severance payment in the amount of two times base salary for these executives.

(2)	This represents the value of unvested DEUs attributable to the 2010 performance-based accelerated RSU awards, which would vest on December 31, 2013; Mr. Luke is already eligible for vesting of these DEUs by virtue of being retirement eligible. All equity is valued based on a stock price of $36.93, which was the closing price of the company’s stock on December 31, 2013.

(3)	This represents the subsidized portion of health care (company paid benefit) for a period of three months following termination of employment, based on current health care plan coverage selections.

(4)	This represents the value of nine months of outplacement services, a benefit that is also provided for under the terms of the severance plan, and financial counseling.

(5)

Mark S. Cross is not listed in the tables above or below because his employment terminated on July 31, 2013. Mr. Cross received benefits on account of his termination of employment including a cash lump sum severance payment of $1,039,649, the acceleration of unvested stock options representing intrinsic value of $520,000 at the time of his termination of employment (even though the actual value will not be recognized until these options are exercised), subsidized health care benefits valued at $3,649, and outplacement and financial planning benefits of $10,700.

Potential Payments Upon Termination — Retirement(1)

The table below shows the value of any stock options and performance-based accelerated RSU awards that would vest due to retirement at age 65 (or 62 with twenty years of service) assuming a December 31, 2013 termination date.

	John A. Luke, Jr.	E. Mark Rajkowski	James A. Buzzard	Wendell L. Willkie, II	Robert A. Feeser
Stock Options(2)	$2,935,275	$0	$0	$0	$0
2010 Performance-based Accelerated RSU Award(3)	$948,953	$0	$0	$0	$0

Total	$3,884,228	$0	$0	$0	$0
(1)	These amounts represent incremental compensation associated with a termination due to retirement at age 65 (or age 62 with twenty years of service) on December 31, 2013; all equity is valued based on stock price of $36.93, which was the closing price of the company’s stock on December 31, 2013. Only Mr. Luke is currently retirement eligible under the company’s equity plan.

(2)	This represents the intrinsic value of unvested stock options that would vest if retirement was on December 31, 2013.

(3)	This represents the value of unvested DEUs attributable to the 2010 performance-based accelerated RSU awards that would vest due to retirement on December 31, 2013.

Potential Payments Upon Termination — Death or Disability(1)

The table below shows the value of any stock options and 2010 performance-based accelerated RSU awards that would vest in the event of termination of employment due to death or disability assuming a December 31, 2013 termination date. Named executive officers are eligible for disability compensation under the company’s disability benefit plans and death benefits under life insurance plans offered by the company to all full-time salaried employees.

	John A. Luke, Jr.	E. Mark Rajkowski	James A. Buzzard	Wendell L. Willkie, II	Robert A. Feeser
Stock Options(2)	$2,935,275	$837,935	$954,280	$615,364	$444,525
2010 Performance-based Accelerated RSU Award(3)	$948,953	$243,406	$363,576	$151,339	$135,533
Total	$3,884,228	$1,081,341	$1,317,856	$766,703	$580,058
(1)	These amounts represent the full value of equity compensation associated with a termination due to death or disability on December 31, 2013; all equity is valued based on a stock price of $36.93, which was the closing price of the company’s stock on December 31, 2013.

(2)	This represents the intrinsic value of unvested stock options that would vest or continue to vest due to death or disability on December 31, 2013 for executives other than Mr. Luke; while there is no incremental value for Mr. Luke as he is retirement eligible and already eligible for accelerated vesting of stock options, the full value of his unvested options is included above.

(3)	This represents the value of unvested DEUs attributable to the 2010 performance-based accelerated RSU awards, which would vest on December 31, 2013; while there is no incremental value for Mr. Luke as he is retirement eligible and already eligible for vesting, the full value is included above.

Potential Payments Upon Termination Following a Change of Control

Change of Control Agreements:

Each of the named executive officers is covered by a change of control agreement. These agreements were amended by the company in 2007 to become effective January 1, 2008. The agreements automatically renewed on January 1, 2014 for a two year term ending December 31, 2015. As amended, each change of control agreement provides for continued employment for two years after a change of control on terms substantially similar to those in effect before the change of control. An executive will receive severance benefits in the event of a qualifying termination of employment upon or within two years following a change of control, or prior to a change of control if the termination occurs at the request of a party to the change of control or is otherwise in connection with a change of control. The table on page 49, entitled Change of Control Severance Payments, presents the amount that would have been realized by each of the named executive officers if a change of control and immediate termination of employment had occurred as of December 31, 2013.

A qualifying termination is a termination of employment by the company other than for cause or disability, or a termination of employment by the executive for good reason.

Under the change of control agreements, a change of control is defined as:

(1)	acquisition by an individual or entity of 20% of the stock or voting rights of the company;

(2)	contested change in a majority of the company’s board;

(3)	consummation of a business combination, unless (a) more than 60% of the stock and voting rights is retained by the shareholders of the company before the change of control, (b) a majority of the surviving company’s board were members of the company’s board, before the change of control, and (c) no new shareholder owns 20% or more of the resulting company; or

(4)	shareholder approval of a complete liquidation of the company.

A merger of equals is defined as a business combination in which (i) at least 50% of the members of the continuing board were members of the company’s board and (ii) either (x) the CEO position in the surviving company is occupied by an individual employed by the company before the business combination, or (y) a majority of the leadership positions reporting directly to the CEO of the surviving company are occupied by individuals employed by the company before the business combination.

Good reason means a material reduction in position, duties, responsibilities or salary grade, a failure of the company to comply with the agreement, or a change in the executive’s office location of more than 40 miles. In the event of a merger of equals, however, an executive’s position may be changed as long as the executive continues to have responsibilities that are in the aggregate comparable to the executive’s previous responsibilities, and an across the board change in compensation is not considered a triggering event. In the event of a merger of equals, neither a reduced scope of responsibilities resulting from the fact that the merger has created a larger organization, nor a change in title or reporting responsibilities, shall be the sole basis for good reason.

Cause is defined to mean the executive’s willful and continued failure to perform duties, willful engagement in gross misconduct, or a violation of the company’s Code of Conduct that is materially injurious to the company.

Under the change of control agreements and the terms of equity awards granted after 2005, upon certain terminations of employment following a change of control, executives are provided the benefits described below.

Severance Compensation:

In the event of a qualifying termination of employment following a business combination that is not a merger of equals, a lump sum severance amount is payable to each executive equal to no more than three times the executive’s compensation, which is defined under the agreement as annual base salary plus average annual incentive compensation paid over the three years before the change of control. Each executive is also entitled to a pro rata bonus for the year of termination and a cash lump sum payment in lieu of health care continuation coverage for a period of three years, plus payment for outplacement services and financial planning. As a condition to receipt of severance benefits, an executive is required to execute a general release of claims against the company. Payment of the severance lump sum amount shall be made within thirty days of the executive’s termination of employment.

Pension Benefits:

In the event of a qualifying termination of employment following a business combination that is not a merger of equals, the executive is entitled to a lump sum payment equal to the actuarial equivalent of the qualified defined benefit and restoration plan benefit (excluding the MeadWestvaco Executive Retirement Plan) that would have been earned if the executive had remained employed by the company during the severance period. This value is disclosed in the table below in the “pension” row. In the event of a merger of equals business combination, no enhanced pension is payable.

In the event of a business combination that is not a merger of equals, the MERP provides for accelerated vesting of an executive’s benefit, but no immediate payment. During 2008, the company amended the MERP to comply with Internal Revenue Code Section 409A and eliminated the change of control lump sum benefit. The value of the “accelerated vesting” of the MERP benefit is included in the table on page 49 in the “pension” row. While it appears as a lump sum, it is payable in annuity form.

Equity Acceleration:

Terms and conditions of equity awards (including those for named executive officers) are set forth in individual award agreements, not in change of control agreements. Generally, stock options and restricted stock assumed by an acquirer vest upon an executive’s termination of employment (without cause) within two years following a business combination that is not a merger of equals which is commonly referred to as “double trigger vesting.” If awards are not assumed by an acquirer, the amounts shown as “intrinsic value of stock options,” and “2010 performance-based accelerated RSU award” in the table on the next page would be the value of awards that would become fully vested immediately prior to the change of control event. Vesting of unearned 2013 performance-based RSUs would be accelerated assuming target performance in the event of a qualifying termination of employment following a change of control. Unearned 2010 performance-based accelerated RSUs with respect to above target performance are not eligible for accelerated vesting. However, vesting of dividend equivalent units attributable to the portion of the 2010 performance-based accelerated RSUs that vested in 2013 will be accelerated in the event of a qualifying termination of employment following a change of control. Any dividend equivalent units attached to the underlying award are forfeited except for those dividend equivalents earned prior to the change of control.

Excise Taxes:

The company has agreed to make each executive covered by a change of control agreement whole for any parachute excise tax imposed under section 4999 of the Internal Revenue Code on a change of control payment, unless the payments are less than 110% of the safe harbor amount. The safe harbor amount is 2.99 times the executive’s average taxable compensation for the five years that ended before the change of control. If the gross-up payment is not made, the amounts payable under the agreement will be reduced by the amount necessary to avoid imposition of the excise tax.

The change of control agreements have a term of two years and were renewed January 1, 2014 for a two-year term through December 31, 2015 and may be extended, unless the company gives one-year advance notice of non-renewal. The named executive officers are not covered by any employment agreement other than the change of control agreements. The table below as of December 31, 2013 reflects the terms and conditions of the change in control agreements as of January 1, 2008, which is the date these agreements were last amended and restated.

Change Of Control Severance Payments(1)

	JOHN A. LUKE JR.	E. MARK RAJKOWSKI	JAMES A. BUZZARD	WENDELL L. WILLKIE, II	ROBERT A. FEESER
CASH SEVERANCE(2)	$8,785,808	$3,729,907	$4,822,695	$2,821,395	$1,888,233
PRO-RATA BONUS(3)	$1,868,493	$650,462	$917,055	$446,345	$470,395
INTRINSIC VALUE OF STOCK OPTIONS(4)	$2,935,275	$837,935	$954,280	$615,364	$444,525
2010 PERFORMANCE-BASED ACCELERATED RSU AWARD(5)	$948,953	$243,406	$363,576	$151,339	$135,533
2013 PERFORMANCE- BASED RSU AWARD(6)	$3,997,673	$1,025,435	$1,167,985	$759,539	$638,852
PENSION(7)	$0	$734,862	$1,020,822	$183,288	$2,057,857
POST-TERMINATION HEALTH CARE(8)	$52,084	$52,084	$32,783	$55,830	$37,220
OUTPLACEMENT SERVICES AND FINANCIAL PLANNING(9)	$10,700	$10,700	$10,700	$10,700	$10,700
VALUE OF BENEFIT PRIOR TO GROSS-UP	$18,598,986	$7,284,791	$9,289,896	$5,043,800	$5,683,315
EXCISE TAX GROSS-UP	$0	$0	$0	$0	$2,211,660

TOTAL	$18,598,986	$7,284,791	$9,289,896	$5,043,800	$7,894,975

(1)	These amounts assume a stock price of $36.93, which was the closing price of the company’s stock on December 31, 2013; actual values will vary based on changes in the company’s stock price on the termination date.

(2)	The change in control cash severance is equal to three times base salary plus average annual cash incentive awards over the last three years, except for Mr. Feeser, whose cash severance is equal to two times his base salary plus average annual incentive awards over the last three years.

(3)	This represents pro-rata bonus (based on three-year average annual incentives) payable upon termination in connection with a change of control.

(4)	This represents intrinsic value of unvested stock options, which vest as of the termination date under a change in control scenario; while there is no incremental value for Mr. Luke as he is retirement eligible and already eligible for accelerated vesting of stock options, the table above reflects the full value that Mr. Luke would receive in a termination of employment following a change of control on December 31, 2013.

(5)	This represents the value of unvested (but previously earned) DEUs attributable to the 2010 performance-based accelerated RSU award, which would vest on the termination date (note that the earned underlying awards have already been paid); while there is no incremental value for Mr. Luke as he is retirement eligible and already eligible for accelerated vesting, the full value is included above.

(6)	This represents the value of 2013 performance-based RSUs, which would vest on the change in control termination date, assuming target performance.

(7)	This represents incremental pension value upon a change of control attributable to the MeadWestvaco Executive Retirement Plan (MERP) “accelerated vesting,” and enhanced pension under the change of control agreement. The MERP benefit is not payable in a lump sum form. In the case of Mr. Rajkowski, who is not yet age 55 and not fully vested, the full MERP benefit is included in the value reported above. With respect to Mr. Buzzard, the value includes an enhanced retirement subsidy due to his age and long service with the company. In the case of Mr. Luke, this value decreased to zero since the small early retirement subsidy under the enhanced pension does not offset the loss in value for waiting one year for the payment to begin.

(8)	This represents cash lump sum payment in lieu of continued health care coverage for three years after termination of employment (two years for Mr. Feeser).

(9)	This represents the value of nine months of outplacement services ($5,700) and financial counseling for one year ($5,000).

3.    Proposal to Approve Advisory Resolution to Approve Executive Compensation

The Board of Directors is asking stockholders to approve an advisory resolution to approve the company’s executive compensation as reported in this Proxy Statement. While the company had a solid 2013 fiscal year, it failed to achieve most of the financial goals for performance-based compensation (See page 21 of the “Compensation Discussion and Analysis”) and the Compensation and Organizational Development Committee of the Board declined payment of any 2013 annual incentive award payouts to named executive officers. However, the company did achieve the following:

•

Delivered positive 2013 annual total shareholder return of 19% through stock price appreciation, which places the company at the 68th percentile of its s Peer Group (used for compensation purposes) for the five years ended December 31, 2013

•

Completed sale of U.S. Forestlands and related assets to Plum Creek Timber Company with most of sale proceeds returned to shareholders in 2014 in the form of share repurchases and a $1 per share special dividend; also established a valuable partnership with Plum Creek for the development of its real estate holdings in the Charleston, South Carolina region, with the total value created by the Plum Creek transaction approximating $1.5 billion

•	Executed on its 2013 Overhead Cost Reduction Initiative achieving $43 million in annual savings with a goal of $75 million in annual savings by the end of 2014

•	Completed major expansion of its Brazilian operations (an investment in MWV’s future) that is expected to contribute significant earnings and improved cash flow to the company in the years to come

•	Earnings from continuing operations of $185 million[20] for 2013

•	Cash flow from operations improved to $358 million for 2013 compared to $220 million for 2012

•	Capital spending declined to $506 million for 2013 compared to $654 million for 2012

•	Maintained strong balance sheet and improved funded status of U.S. retirement plans in 2013 with an increase in prepaid pension assets of $1.47 billion in 2013 compared to $1.26 billion in 2012

As discussed on page 30, since financial goals under the 2013 annual incentive plan (other than productivity savings) were not met, the Compensation and Organization Development Committee of the Board declined payment of 2013 annual cash incentive awards to named executive officers and did not vest any long-term performance-based restricted stock unit awards in 2013.

[20]	See footnote 4 on page 22 of the “Compensation Discussion and Analysis” for “adjusted earnings” from continuing operations explanation.

The Board believes that the company has a strong pay for performance culture. Some of the key aspects of our executive compensation program include the following:

•	Declined payment of 2013 annual cash incentive awards to named executive officers when pre-established financial goals were not met

•	Declined authorization of additional vesting of long-term performance-based restricted stock unit awards when pre-established financial goals were not met

•	Named executive officer compensation is targeted around the market median for the company’s Peer Group with additional opportunities based on above target performance

•	Approximately 58 to 85% of compensation is at-risk for our named executive officers

•

The company’s annual and long-term incentive plans are based on EP goals that reward financial returns that exceed the cost of capital. It is well established that improving EP returns creates long-term value for shareholders.

The company has implemented corporate governance best practices with respect to our compensation plans and programs, including the following highlights:

•

The MWV compensation program includes significant features that enhance alignment with shareholder interests, including our anti-hedging and anti-pledging policy, stock ownership guidelines and our compensation Recoupment/Clawback policy

•	The Compensation and Organization Development Committee retains an expert executive compensation consultant

•	The Compensation and Organization Development Committee carefully balances risk and incentive under the company’s compensation plans and programs.

Please refer to the “Compensation Discussion and Analysis” beginning on page 21 of this Proxy Statement, which describes in more detail how the company’s executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 36 through 49, which provide detailed information on the compensation of the named executive officers. The Compensation and Organization Development Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of the named executive officers reported in this Proxy Statement has contributed and will contribute to the company’s success in delivering value to shareholders.

In accordance with Section 14(a) of the Exchange Act, and as a matter of good corporate governance, the Board of Directors is asking stockholders to approve the following advisory resolution at the 2014 Annual Meeting:

RESOLVED, that the compensation paid to the company’s named executive officers, disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and related compensation tables, notes and narrative discussion in the Proxy Statement for the company’s 2014 Annual Meeting of Stockholders is hereby APPROVED.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation and Organization Development Committee will review and consider the voting results when making future decisions regarding the company’s executive compensation program consistent with its approach in 2013 as noted on page 23.

The Board of Directors has resolved to hold annual advisory votes on executive compensation. Accordingly, the next advisory vote on executive compensation will occur at the 2015 Annual Meeting, unless the Board of Directors modifies its policy on the frequency of holding such advisory votes.

The Board of Directors unanimously recommends a vote FOR the advisory resolution on executive compensation.

Equity Compensation Plan Information

At December 31, 2013

(shares in thousands)

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
	(a	)	(b	)	(c	)
Equity compensation plans approved by stockholders(1)	10,959		$23.32		6,861
Equity compensation plans not approved by stockholders(2)	—		—		—

Total	10,959		$23.32		6,861

(1)	Column (a) includes 1,231,000 shares that may be issued in connection with outstanding service-based and performance-based restricted stock unit awards. The number of shares that may be issued in connection with outstanding performance-based restricted stock awards has been calculated based on the expected level of performance to be attained. Column (b) excludes the impact of outstanding restricted stock unit awards as they have no exercise price.

(2)	There are no equity compensation plans of the company that have not been approved by stockholders.

For additional information related to the above plans, see Note K of the company’s Consolidated Financial Statements in Item 8—Financial Statements and Supplementary Data, of the company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the company’s officers and directors, and persons who own more than 10% of a registered class of the company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the company with copies of all Section 16(a) forms they file. The company’s administrative staff regularly assists its executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files these reports on their behalf.

Based solely upon a review of the copies of such reports furnished to the company and of such reports in its possession, and of representations by certain reporting persons, the company believes that all of its directors, executive officers and greater than 10% stockholders filed the required reports on a timely basis under Section 16(a) in 2013, except that a Form 4 for Mr. Robert K. Beckler, Executive Vice President, reporting on a scheduled in-service distribution of 1,116 shares of MeadWestvaco stock units (in the form of cash) from the company’s Deferred Income Plan, and Mr. Brent A Harwood, Vice President and Controller, reporting on the sale of 745 shares of MeadWestvaco stock, were not timely filed due to an administrative oversight.

Expenses of Solicitation

All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the company. In addition to solicitation by mail, directors, officers and employees of the company may solicit proxies and voting instructions in person, by telephone or other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The company has retained Georgeson Inc., at an estimated cost of $15,500, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements also will be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

Stockholder Proposals and Nominations

Stockholder proposals intended for inclusion in the company’s 2015 Proxy Statement under SEC Rule 14a-8 must be received by the Secretary of the company not later than the close of business on November 26, 2014. In addition, MeadWestvaco’s bylaws outline procedures that stockholders of record must follow to nominate directors or to bring other business before stockholders’ meetings. For a stockholder to nominate a candidate for director at or bring other business before the 2015 Annual Meeting of Stockholders, notice of such nomination or stockholder proposal must be given to the Secretary of the company not earlier than the close of business on December 29, 2014 and not later than January 28, 2015. Any such notice must contain information and conform to requirements specified in the company’s bylaws, a copy of which can be obtained by contacting the Secretary of the company.

Delivery of Documents to Stockholders Sharing an Address

If you are the beneficial owner, but not the record holder, of the company’s shares, your broker, bank or other nominee may deliver only one copy of the company’s proxy statement and annual report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. The company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit a request to the company by telephone at (212) 318-5714 or by submitting a written request to Corporate Secretary, MeadWestvaco Corporation, 299 Park Avenue, New York, New York 10171. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Other Matters

Any stockholder who would like a copy of our 2013 Annual Report on Form 10-K may obtain one, without charge, by addressing a request to the Corporate Secretary, MeadWestvaco Corporation, 299 Park Avenue, New York, New York 10171. The company’s copying costs will be charged if copies of exhibits to the Form 10-K are requested. You may also obtain a copy of the Form 10-K, including exhibits, from the investor relations portion of our website (http://www.meadwestvaco.com/InvestorRelations/index.htm) by clicking on “SEC Filings.”

Wendell L. Willkie, II

Senior Vice President, General Counsel and Secretary

March 26, 2014

NOTES

MeadWestvaco Corporation

501 South 5th Street

Richmond, Virginia 23219-0501

http://www.mwv.com

Corporate Secretary

Telephone 212-318-5714

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01SIUA 1 U P X + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign BeloC w Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope. When signing as attorney, executor, administrator, trustee or guardian, give full title. If more than one trustee, all should sign. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. For Against Abstain 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for 2014. For Against Abstain 3. Advisory resolution to approve executive compensation. Change of Address — Please print new address below. Comments — Please print your comments below. 01 - Michael E. Campbell 04 - Susan J. Kropf 07 - Timothy H. Powers 02 - James G. Kaiser 05 - John A. Luke, Jr. 08 - Jane L. Warner 03 - Richard B. Kelson 06 - Gracia C. Martore 09 - Alan D. Wilson 1. Election of Directors: IMPORTANT ANNUAL MEETING INFORMATION The proxies or, in the case of the MeadWestvaco Corporation Savings Plans, the Trustee, are directed to vote as specified above and in their discretion on any matters properly coming before the meeting and any adjournment thereof. If no direction is made, the proxies will vote FOR all nominees listed above, FOR Proposal 2 and FOR Proposal 3. Please date, sign and return this proxy promptly. Please sign exactly as your name appears on this proxy. If signing for estates, trusts or corporations, title should be stated. For Against Abstain For Against Abstain For Against Abstain MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK 1234 5678 9012 345 MMMMMMM 1 9 1 6 7 5 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 28, 2014. Vote by Internet Go to www.investorvote.com/MWV Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message

MEADWESTVACO CORPORATION ANNUAL MEETING OF MEADWESTVACO STOCKHOLDERS, APRIL 28, 2014 The undersigned holder(s) of Common Stock of MEADWESTVACO CORPORATION, a Delaware corporation (hereinafter referred to as the “company”), hereby appoints Wendell L. Willkie, II, and John J. Carrara (the “Proxies”) and either of them, attorneys of the undersigned, each with power of substitution, to vote all of the Common Stock of the undersigned entitled to vote at the Annual Meeting of MeadWestvaco Stockholders to be held at the Waldorf Astoria Hotel, 301 Park Avenue, New York, NY, on Monday, April 28, 2014 and at any and all adjournments or postponements of such meeting, upon the matters set forth on the reverse side hereof, and the Proxies are authorized to vote in their discretion, upon such other business as may properly come before the meeting. This proxy is solicited on behalf of the Board of Directors of the company. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no instructions are indicated, the shares will be voted in accordance with the recommendations of the Board of Directors. For participants in the MeadWestvaco Corporation Savings Plans: As to those shares of Common Stock of MeadWestvaco Corporation that are held for me in the aforementioned Plans, by signing this card, I instruct the Trustee of such Plans to sign a proxy for me in substantially the form set forth on the reverse side. Voting rights will be exercised by the Trustee as directed. If no instructions are received, the Trustee shall vote the shares as directed by MeadWestvaco Corporation Benefit Plans Investment Policy Committee or its designee. CONTINUED AND TO BE VOTED AND SIGNED ON REVERSE SIDE. Proxy — MeadWestvaco Corporation You can view the Annual Report and Proxy Statement on the Internet at www.meadwestvaco.com/proxymaterials IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE